EXHIBIT (a)(1)(i)

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your dealer, broker, bank manager, lawyer or other professional advisor.

OFFER TO PURCHASE FOR CASH

up to 13,164,420 Common Shares of

LIONS GATE ENTERTAINMENT CORP.

for U.S.$6.00 per Share by

ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND

II LP, ICAHN PARTNERS MASTER FUND III LP, HIGH RIVER LIMITED PARTNERSHIP, ICAHN

FUND S.À R.L. AND DAAZI HOLDING B.V.

THE OFFER IS OPEN FOR ACCEPTANCE UNTIL 8:00 P.M., NEW YORK TIME, ON APRIL 6, 2010, UNLESS EXTENDED OR WITHDRAWN.

The offer (the “Offer”) by Icahn Partners LP, a limited partnership governed by the laws of Delaware, Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund II LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund III LP, a limited partnership governed by the laws of the Cayman Islands, High River Limited Partnership, a limited partnership governed by the laws of Delaware, Icahn Fund S.à r.l., a limited liability company governed by the laws of Luxembourg, and Daazi Holding B.V., a limited liability company governed by the laws of The Netherlands (collectively, the “Offeror”), to purchase up to 13,164,420 Common Shares (the “Lions Gate Shares”) of Lions Gate Entertainment Corp. (“Lions Gate” or the “Company”) will be open for acceptance until 8:00 p.m., New York time, on April 6, 2010 or such later time and date as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer, “Extension and Variation of the Offer” (the “Expiry Time”), unless extended or withdrawn by the Offeror. The Offer is made only for Lions Gate Shares and is not made for any options, warrants or other rights to acquire Lions Gate Shares. If more than the maximum number of Lions Gate Shares are validly deposited under the Offer and not properly withdrawn, the Lions Gate Shares to be purchased from each depositing Shareholder (as defined herein) will be determined on a pro rata basis, disregarding fractions by rounding down to the nearest whole number of Lions Gate Shares.

The Offer is subject to the conditions set forth in Section 4 of the Offer, “Conditions of the Offer”. The Offer is not subject to any financing condition.

Shareholders who wish to accept the Offer must properly complete and duly execute the accompanying Letter of Acceptance and Transmittal, or a facsimile thereof, and deposit it, together with certificates representing their Lions Gate Shares in accordance with the instructions in the Letter of Acceptance and Transmittal. Alternatively, Shareholders may follow the procedures for (a) book-entry transfer of Lions Gate Shares described in Section 3 of the Offer under “Manner of Acceptance – Book Entry Transfer”, or (b) guaranteed delivery described in Section 3 of the Offer under “Manner of Acceptance – Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery, or a facsimile thereof. Persons whose Lions Gate Shares are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such registered holder for assistance if they wish to accept the Offer.

No person has been authorized to give any information or make any representation other than those contained in the Offer to Purchase and Circular and the Letter of Acceptance and Transmittal, and if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.

The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in the Offer to Purchase and Circular. Any representation to the contrary is unlawful.

The Offer is being made to all Shareholders other than the Offeror. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws or any administrative or judicial action pursuant thereto.

Questions and requests for assistance may be directed to the Depositary, the U.S. Forwarding Agent or the Information Agent (each as defined herein). Additional copies of this document, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective offices set out below.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call:

(212) 269-5550

All Others Call Toll-free:

(800) 859-8511

The Depositary for the Offer is:

Computershare Investor Services Inc.

TORONTO

By Mail	By Registered Mail, Hand or by Courier
P.O. Box 7021 31 Adelaide Street East Toronto, ON M5C 3H2 Attention: Corporate Actions	100 University Avenue 9th Floor Toronto, ON M5J 2Y1 Attention: Corporate Actions

VANCOUVER

By Registered Mail, Hand or by Courier

510 Burrard Street

2nd Floor

Vancouver, BC

V6C 3B9

Toll Free (North America): 1-800-564-6253

Overseas: 1-514-982-7555

E-Mail: corporateactions@computershare.com

Fax: (905) 771-4082

The U.S. Forwarding Agent for the Offer is:

Computershare Trust Company, N.A.

By Mail	By Hand or by Courier
Attention: Corp Act CPU Canada	Attention: Corp Act CPU Canada
P.O. Box 43011	250 Royall Street
Providence, RI 02940-3014	Canton, MA 02021

Toll Free (North America): 1-800-564-6253

March 1, 2010

Except as otherwise indicated, the information concerning Lions Gate contained in the Offer to Purchase and Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities, the U.S. Securities and Exchange Commission and other public sources. The Offeror has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from those filings or whether there has been any failure by Lions Gate to disclose events that may have occurred or may affect the significance or accuracy of any information.

NOTICE TO SHAREHOLDERS

The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP are governed by the laws of the Cayman Islands, Icahn Fund S.à r.l. is governed by the laws of Luxembourg and Daazi Holding B.V. is governed by the laws of The Netherlands, that experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. federal securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The enforcement by Shareholders of civil liabilities under Canadian federal securities laws may be affected adversely by the fact that each of Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Icahn Fund S.à r.l. and Daazi Holding B.V. is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada and that all or a substantial portion of the assets of the Offeror may be located outside Canada. It may not be possible for Shareholders to enforce judgements obtained in Canada against the Offeror.

Shareholders of Lions Gate should be aware that the purchase by the Offeror of the Lions Gate Shares held by them as described herein may have tax consequences both in Canada and the United States. The material tax consequences for Shareholders who are resident in, or citizens of, Canada and the United States are described in Section 16 of the Circular, “Material Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “Material U.S. Federal Income Tax Considerations”, respectively.

EXCHANGE RATE INFORMATION

In the Offer to Purchase and Circular, except where otherwise indicated, all references to “dollars” or “$” are to Canadian dollars. The Bank of Canada noon spot exchange rate on February 26, 2010 was U.S.$1.00 = Cdn.$1.0526.

SUMMARY TERM SHEET

The following are some of the questions you, as a shareholder of Lions Gate, may have about our offer and our answers to those questions. This summary term sheet provides important and material information about our offer that is described in more detail elsewhere in the Offer to Purchase and Circular and Letter of Acceptance and Transmittal, but this summary term sheet does not include all of the information about our offer that is important to you. Additional important information about our offer is contained in the remainder of the Offer to Purchase and Circular and the Letter of Acceptance and Transmittal. Therefore, we urge you to carefully read the remainder of the Offer to Purchase and Circular and the Letter of Acceptance and Transmittal for our offer. We have included cross-references in this summary term sheet to other sections of the Offer to Purchase and Circular to direct you to the sections of the Offer to Purchase and Circular in which a more complete description of the topics covered in this summary term sheet appear. As used in these questions and answers, “we” or “us” or “our” refers to Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Icahn Fund S.à r.l. and Daazi Holding B.V., the entities making the offer for the Lions Gate common shares.

WHO IS OFFERING TO BUY MY LIONS GATE COMMON SHARES?

We are Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership, limited partnerships which are indirectly controlled by Mr. Carl C. Icahn, and Icahn Fund S.à r.l. and Daazi Holding B.V., limited liability companies which are indirectly controlled by Mr. Carl C. Icahn. We are primarily engaged in investing in securities of various entities under the direction of Mr. Icahn, acting through his affiliated entities. See Sections 1 and 2 of the Circular for more details regarding us and Lions Gate.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN YOUR OFFER?

We are seeking to purchase up to 13,164,420 of the issued and outstanding common shares of Lions Gate. See Section 1 of the Offer to Purchase.

WHAT IS THE PURPOSE OF YOUR OFFER?

We are making the Offer not to take control of the business of Lions Gate, but instead in order to increase our shareholdings in Lions Gate in the hope of having a greater opportunity to participate in decisions regarding major acquisitions and other matters that will affect all shareholders.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT?

We are offering to pay U.S.$6.00 per Lions Gate common share in cash. However, you can also elect in the Letter of Acceptance and Transmittal to receive payment in Canadian dollars based on the Bank of Canada noon spot exchange rate on the date following expiry of our offer on which funds are provided to the depositary to pay for Lions Gate common shares purchased under our offer.

On February 26, 2010, the Bank of Canada noon spot exchange rate for Canadian dollars per U.S.$1.00 was $1.0526. For example, if you received payment in U.S. dollars and exchanged it for Canadian dollars at that exchange rate, you would have received $6.3156 per Lions Gate common share (excluding any currency exchange fees or commissions). Although the offer price of U.S.$6.00 per Lions Gate common share is fixed, the amount you would receive in Canadian dollars with respect to Lions Gate common shares will vary with the U.S. dollar to Canadian dollar exchange rate, which may be higher or lower than $1.0526 per U.S.$1.00 at the time of exchange. All amounts payable by us for your Lions Gate common shares will be paid promptly in U.S. currency or, if you so elect, in Canadian currency, upon our take up of Lions Gate common shares under our offer. If applicable to your situation, you should obtain a current quote of the exchange rate before deciding whether to deposit your Lions Gate common shares. See Section 3 of the Offer to Purchase.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I DEPOSIT IN YOUR OFFER?

You will not be obligated to pay any brokerage fee or commission with respect to the purchase of Lions Gate common shares by us pursuant to our offer if you accept our offer by depositing your Lions Gate common shares directly with Computershare Investor Services Inc., the depositary for our offer, or Computershare Trust Company, N.A., the U.S. forwarding agent for our offer. If you own Lions Gate common shares through a broker or other nominee and such broker or nominee deposits Lions Gate common shares on your behalf, the broker or nominee may charge a fee for performing this service. See Section 3 of the Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT FOR ALL OF THE LIONS GATE COMMON SHARES THAT YOU ARE OFFERING TO PURCHASE?

We have sufficient working capital to pay for all Lions Gate common shares that are sought by us in our offer. See “Source of Funds” in Section 5 of the Circular for additional information. Our obligation to purchase Lions Gate common shares in our offer is not subject to any financing condition.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO DEPOSIT IN YOUR OFFER?

We do not believe that our financial condition is relevant to your decision whether to deposit your Lions Gate common shares in our offer because the form of consideration consists solely of cash and our offer is not contingent upon our receipt of financing.

HOW WILL MY OPTIONS BE TREATED?

In order to deposit the underlying Lions Gate common shares to our offer, you must exercise your options pursuant to the terms of the plan governing the options, and deposit the Lions Gate common shares in our offer in the same manner as other Lions Gate common shares. See “How Do I Deposit My Lions Gate Common Shares In Your Offer?”

HOW LONG DO I HAVE TO DECIDE WHETHER TO DEPOSIT MY LIONS GATE COMMON SHARES IN YOUR OFFER?

You will have until 8:00 p.m., New York time, on April 6, 2010 to deposit your Lions Gate common shares in our offer, unless our offer is extended or earlier withdrawn. Such time and date, as may be extended, is referred to in the Offer to Purchase and Circular as the “Expiry Time.” If you cannot deliver everything that is required in order to make a valid deposit by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of the Offer to Purchase.

UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER?

Subject to applicable law, we can extend our offer at any time and from time to time, for any reason. We are permitted (and are required under limited circumstances) to extend our offer beyond its initial expiration date of April 6, 2010:

•	for such amount of time as we determine to be necessary to permit any of the conditions to our offer to be satisfied; and

•

for any period required by the rules, regulations or interpretations of the Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission, or the staff thereof, applicable to our offer.

Subject to applicable law, we expressly reserve the right to waive any of the conditions to our offer and to make any change in the terms of, or conditions to, our offer prior to the Expiry Time. See Sections 5 and 6 of the Offer to Purchase.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

We will not provide a subsequent offering period after we take up Lions Gate common shares deposited in the Offer.

HOW WILL I BE NOTIFIED IF YOUR OFFER IS EXTENDED?

If we extend our offer, we will provide notice to the depositary for our offer. We will also make a public announcement of the extension by issuing a press release prior to 9:00 a.m., New York time, on the next business day after the scheduled Expiry Time and by providing a copy of the notice to the New York Stock Exchange. See Section 5 of the Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS IN YOUR OFFER?

We have the right to withdraw our offer and not take up and pay for any Lions Gate common shares deposited in our offer unless each of the conditions applicable to our offer described in Section 4 of the Offer to Purchase is satisfied or waived by us prior to the Expiry Time.

We are not obligated to purchase Lions Gate common shares that are validly deposited in our offer if (i) Lions Gate has entered into any material transaction outside the ordinary course of business (including any acquisition of assets over U.S.$100 million); (ii) Lions Gate issues or authorizes the issuance of any Lions Gate securities other than pursuant to the exercise or conversion of currently outstanding stock options or convertible securities; or (iii) we have not received any required approvals, exemptions or rulings, including under the Competition Act (Canada). See paragraphs 4(a) and 4(b) of the Offer to Purchase and Section 14 of the Circular.

Our offer is also subject to various other conditions. We can waive the conditions to our offer without Lions Gate’s consent. See Section 4 of the Offer to Purchase.

Our obligation to purchase Lions Gate common shares under our offer is not subject to any financing condition. See Section 5 of the Circular.

HOW DO I DEPOSIT MY LIONS GATE COMMON SHARES IN YOUR OFFER?

To deposit all or a portion of your Lions Gate common shares in our offer:

•

You must deliver your Lions Gate common share certificates (or arrange for the book-entry delivery of your Lions Gate common shares), together with a properly completed and duly executed Letter of Acceptance and Transmittal (or in the case of a book-entry transfer, confirmation of a book-entry transfer into the depositary’s account at the Depository Trust Company (“DTC”) or CDS Clearing and Depository Services Inc. and, in the case of DTC accounts, a properly completed and duly executed Letter of Acceptance and Transmittal or an “Agent’s Message” in lieu of a Letter of Acceptance and Transmittal), and any other documents required by the Letter of Acceptance and Transmittal, to the depositary or U.S. forwarding agent not later than the Expiry Time.

•

If your Lions Gate common shares are held in “street name,” through a broker, dealer, bank, trust company or other nominee, and you wish to deposit all or any portion of your Lions Gate common shares in our offer, your Lions Gate common shares can only be deposited on your behalf by your broker or nominee to the depositary or U.S. forwarding agent.

•

If you are unable to deliver any required document or instrument to the depositary or U.S. forwarding agent by the Expiry Time, you may obtain additional time to do so by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days after the Expiry Time of our offer. You may use the notice of guaranteed delivery enclosed with the Offer to Purchase and Circular for this purpose. For the deposit to be valid, however, the depositary must receive the missing items within that three trading-day period or your deposit will not be valid.

See Section 3 of the Offer to Purchase.

CAN I WITHDRAW LIONS GATE COMMON SHARES THAT I PREVIOUSLY DEPOSITED IN YOUR OFFER? UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY DEPOSITED LIONS GATE COMMON SHARES?

You can withdraw some or all of the Lions Gate common shares that you validly deposited in our offer at any time prior to the Expiry Time. Once we accept your deposited Lions Gate common shares for payment upon the expiration of our offer, you will no longer be able to withdraw them, except if they have not been paid for within three business days of such acceptance or in accordance with applicable law. In addition, if we have not accepted your Lions Gate common shares for payment by April 29, 2010, you can withdraw them at any time thereafter, provided that your Lions Gate common shares have not been accepted for payment prior to the receipt by the depositary or U.S. forwarding agent, depending on with whom you originally deposited your Lions Gate common shares, of a notice of withdrawal in respect of such shares. See Section 6 of the Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY DEPOSITED LIONS GATE COMMON SHARES?

To withdraw Lions Gate common shares that you have previously deposited in our offer, you (or, if your Lions Gate common shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your Lions Gate common shares) must deliver or fax a written notice of withdrawal, or a facsimile of one, with the required information to the depositary or U.S. forwarding agent, depending on with whom you originally deposited your Lions Gate common shares, while you still have the right to withdraw your Lions Gate common shares. See Section 6 of the Offer to Purchase.

WHEN MUST LIONS GATE’S BOARD OF DIRECTORS FORMALLY RESPOND TO YOUR OFFER?

Under Canadian provincial securities laws, a directors’ circular must be prepared and delivered to shareholders no later than 15 days from the date of the commencement of our offer. This circular must include (i) a recommendation to accept or reject our offer, and the reasons for their recommendation, (ii) a statement that they are unable to make or are not making a recommendation, and if no recommendation is made, the reasons for not making a recommendation, or (iii) a statement that the directors are considering whether to make a recommendation to accept or reject the bid, the reasons for not making a recommendation and advising shareholders that they should not deposit their Lions Gate Shares until they receive another communication from the directors in accordance with (i) or (ii) which must be delivered at least seven days before the Expiry Time. Under U.S. federal securities laws, Lions Gate has similar obligations, including the requirement to file with the U.S. Securities and Exchange Commission a response no later than ten business days from the date of the commencement of our offer as to whether it recommends acceptance or rejection of our offer, that it has no opinion with respect to our offer or that it is unable to take a position with respect to our offer and the reason(s) for its position.

IF THE LIONS GATE COMMON SHARES SOUGHT IN YOUR OFFER ARE DEPOSITED AND TAKEN UP, WHAT WILL BE THE EFFECT OF THE OFFER ON LIONS GATE?

We expect that Lions Gate will continue to satisfy the rules and regulations of the New York Stock Exchange relating to the continued listing of the Lions Gate common shares following the completion of our offer. In addition, we expect that Lions Gate will continue to be required to make filings with the U.S. Securities and Exchange Commission and continue to be a reporting issuer under applicable securities laws in the provinces of British Columbia, Alberta, Manitoba, Ontario and Québec. See Section 12 of the Circular.

Lions Gate has stated that its senior revolving credit facility and revolving film credit facility provide that a change of control, which includes a person or group acquiring ownership or control in excess of 20% of Lions Gate common shares, could trigger an event of default that would permit lenders to accelerate the maturity of borrowings under those credit facilities. Such an event under the senior revolving credit facility or the revolving film credit facility could also result in a cross-default and the acceleration of the payment obligation under the (i) senior secured second-priority notes due 2016, (ii) convertible senior subordinated notes due 2024, (iii) convertible senior subordinated notes due 2025 issued in February 2005 and (iv) convertible senior subordinated notes due 2025 issued in April 2009, each of which was issued by Lions Gate Entertainment Inc., a subsidiary of Lions Gate, and is guaranteed by Lions Gate. The total aggregate principal amount outstanding as of December 31, 2009 under both revolving credit facilities and the senior secured and convertible senior subordinated note obligations of Lions Gate was approximately U.S.$540 million. If such events of default or acceleration occur, they will not be a condition allowing us to withdraw the offer. However, it is our understanding that any such event of default could be avoided through a waiver by the lenders under the revolving senior credit facility and revolving film credit facility or through Lions Gate’s prepayment and elimination of the senior revolving credit facility and revolving film credit facility.

WHAT ARE THE MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF DEPOSITING LIONS GATE COMMON SHARES IN YOUR OFFER?

In general, a holder of Lions Gate common shares who is a resident of Canada, who holds Lions Gate common shares as capital property, who deals at arm’s length with and is not affiliated with Lions Gate or us and who sells Lions Gate common shares under our offer will realize a capital gain (or loss) to the extent that the proceeds of disposition of the Lions Gate common shares (determined in Canadian dollars) exceed (or are less than) the total of the adjusted cost base of the Lions Gate common shares to the shareholder and any reasonable costs of disposition. In general, a holder of Lions Gate common shares who is not a resident of Canada, who deals at arm’s length with and is not affiliated with Lions Gate or us, who holds Lions Gate common shares as capital property and not in connection with carrying on a business in Canada, whose Lions Gate common shares are not taxable Canadian property, and who sells Lions Gate common shares under our offer will not be subject to Canadian federal income tax on any capital gain realized on a disposition of Lions Gate common shares under our offer. We encourage you to seek independent tax advice regarding the Canadian federal income tax consequences of depositing your Lions Gate common shares in our offer. The foregoing is only a brief summary of Canadian federal income tax consequences and is qualified by the more detailed general description set out under “Material Canadian Federal Income Tax Considerations” in Section 16 of the Circular.

WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF DEPOSITING LIONS GATE COMMON SHARES IN YOUR OFFER?

In general, a U.S. holder who holds Lions Gate common shares as capital assets and receives U.S. dollars for the Lions Gate common shares under our offer will recognize a gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the amount received and (b) such U.S. holder’s adjusted tax basis in the Lions Gate common shares. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if such U.S. holder has held the Lions Gate common shares for more than one year at the time of the exchange. We encourage you to consult your tax advisor to determine the particular U.S. federal income tax consequences of depositing your Lions Gate common shares in our offer. The foregoing is only a brief summary of U.S. federal income tax consequences and is qualified by the more detailed general description set out under “Material U.S. Federal Income Tax Considerations” in Section 17 of the Circular.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT YOUR OFFER?

Questions and requests for assistance may be directed to D.F. King & Co., Inc. as information agent for our offer, Computershare Investor Services Inc. as the depositary for our offer, or Computershare Trust Company, N.A. as U.S. forwarding agent for our offer, at their respective offices shown on the cover page and the last page of the Offer to Purchase and Circular. Additional copies of the Offer to Purchase and Circular, the Letter of Acceptance and Transmittal and the related offer documents may be obtained without charge on request from the information agent, the depositary, or the U.S. forwarding agent, at their respective offices shown on the cover page and the last page of the Offer to Purchase and Circular.

GLOSSARY

In the Offer, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:

“2024 Notes” has the meaning ascribed thereto in Section 3 of the Circular, “Background to the Offer”;

“2025 Notes” has the meaning ascribed thereto in Section 3 of the Circular, “Background to the Offer”;

“2025 Notes of April 2009” means the 3.625% Convertible Senior Subordinated Notes Due 2025 of LGEI issued in April 2009;

“affiliate”, except where otherwise indicated, has the meaning ascribed thereto in the Securities Act (Ontario);

“Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, stating that DTC has received an express acknowledgment from the participant in DTC depositing the Lions Gate Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Acceptance and Transmittal and that the Offeror may enforce such agreement against such participant;

“ARC” has the meaning ascribed thereto in Section 14 of the Circular, “Regulatory Matters – Competition Act”;

“associate”, except where otherwise indicated, has the meaning ascribed thereto in the Securities Act (Ontario);

“BCBCA” means the Business Corporations Act (British Columbia), as amended;

“BCSC” has the meaning ascribed thereto in Section 3 of the Circular, “Background to the Offer”;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Lions Gate Shares into the Depositary’s account at CDS or DTC, as applicable;

“Book-Entry Transfer Facility” means CDS or DTC, as applicable;

“CDS” means CDS Clearing and Depository Services Inc.;

“CDSX” means the CDS online tendering system pursuant to which book-entry transfers may be effected;

“Circular” means the take-over bid circular accompanying the Offer to Purchase and forming part of the Offer;

“Code” has the meaning ascribed thereto in Section 17 of the Circular, “Material U.S. Federal Income Tax Considerations”;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act;

“Competition Act” means the Competition Act (Canada), as amended;

“Depositary” means Computershare Investor Services Inc.;

“DTC” means the Depository Trust Company;

“Effective Date” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance – Power of Attorney”;

“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP), or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP);

“entities”, with respect to Lions Gate, means collectively, the subsidiaries, associates or other Persons in which Lions Gate has a direct or indirect material interest;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Expiry Time” means, with respect to the Offer, 8:00 p.m., New York time, on April 6, 2010, or such later time and date as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”;

“Holder” has the meaning ascribed thereto in Section 16 of the Circular, “Material Canadian Federal Income Tax Considerations”;

“Icahns” has the meaning ascribed thereto in Section 3 of the Circular, “Background to the Offer”;

“Information Agent” means D.F. King & Co., Inc.;

“Letter of Acceptance and Transmittal” means the letter of acceptance and transmittal in the form accompanying the Offer to Purchase and Circular;

“LGEI” has the meaning ascribed thereto in Section 3 of the Circular, “Background to the Offer”;

“Lions Gate” or the “Company” means Lions Gate Entertainment Corp., a corporation organized under the laws of British Columbia;

“Lions Gate Share” means a common share in the capital of Lions Gate;

“MI 61-101” has the meaning ascribed thereto in Section 15 of the Circular, “Valuation Exemption”;

“Mr. Burns” has the meaning ascribed thereto in Section 3 of the Circular, “Background to the Offer”;

“Non-Resident Shareholder” has the meaning ascribed thereto in Section 16 of the Circular, “Material Canadian Federal Income Tax Considerations”;

“Notes” has the meaning ascribed thereto in Section 3 of the Circular, “Background to the Offer”;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Offer to Purchase and Circular;

“NYSE” means the New York Stock Exchange;

“Offer” means the offer to purchase Lions Gate Shares made hereby, the terms and conditions of which are set forth in the accompanying Offer to Purchase, Circular, Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery;

“Offeror” means Icahn Partners LP, a limited partnership governed by the laws of Delaware; Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands; Icahn

Partners Master Fund II LP, a limited partnership governed by the laws of the Cayman Islands; Icahn Partners Master Fund III LP, a limited partnership governed by the laws of the Cayman Islands; High River Limited Partnership, a limited partnership governed by the laws of Delaware; Icahn Fund S.à r.l., a limited liability company governed by the laws of Luxembourg; and Daazi Holding B.V., a limited liability company governed by the laws of The Netherlands;

“Offer Period” means the period commencing on March 1, 2010 and ending at the Expiry Time;

“Other Securities” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance – Power of Attorney”;

“Person” includes any individual, body corporate, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, or any form of unincorporated entity;

“Plan” has the meaning ascribed thereto in Section 4 of the Offer to Purchase, “Conditions of the Offer”;

“PFIC” has the meaning ascribed thereto in Section 17 of the Circular, “Material U.S. Federal Income Tax Considerations”;

“Preference Shares” has the meaning ascribed thereto in Section 2 of the Circular, “Lions Gate”;

“Prior Lions Gate Public Filings” has the meaning ascribed thereto in Section 4 of the Offer to Purchase, “Conditions of the Offer”;

“Proposed Amendments” has the meaning ascribed thereto in Section 16 of the Circular, “Material Canadian Federal Income Tax Considerations”;

“Publicly Disclosed by Lions Gate” means disclosed by Lions Gate in a public filing made by it on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) or by way of a press release made through a nationally recognized news wire service prior to the date hereof, in each case;

“Purchased Securities” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance – Power of Attorney”;

“Rachesky” has the meaning ascribed thereto in Section 3 of the Circular, “Background to the Offer”;

“Rachesky Agreement” has the meaning ascribed thereto in Section 3 of the Circular, “Background to the Offer”;

“Revolving Credit Agreement” means the Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated as of July 25, 2008, as amended, among LGEI, Lions Gate UK Limited and Lions Gate Australia Pty Limited, as borrowers, the guarantors and lenders referred to therein, JPMorgan Chase Bank, N.A., as administrative agent and as issuing bank, and Wachovia Bank, N.A., as syndication agent;

“Revolving Film Credit Agreement” means the Credit, Security, Guaranty and Pledge Agreement dated as of October 6, 2009, as amended, among Lions Gate Mandate Financing Vehicle Inc., the guarantors and lenders referred to therein, JPMorgan Chase Bank, N.A., as administrative agent and issuing bank, Union Bank, N.A., as co-administrative agent, syndication agent and joint lead arranger, and Wells Fargo Bank, National Association as documentation agent;

“Resident Shareholder” has the meaning ascribed thereto in Section 16 of the Circular, “Material Canadian Federal Income Tax Considerations”;

“Rights” has the meaning ascribed thereto in Section 4 of the Offer to Purchase, “Conditions of the Offer”;

“SEC” means the U.S. Securities and Exchange Commission;

“Second Lien Notes” means the 10.25% Senior Secured Second-Priority Notes due 2016 of LGEI;

“Securities” has the meaning ascribed thereto in Section 6 of the Circular, “Beneficial Ownership of and Trading in Lions Gate Shares”;

“Series A Shares” has the meaning ascribed thereto in Section 2 of the Circular, “Lions Gate”;

“Series B Shares” has the meaning ascribed thereto in Section 2 of the Circular, “Lions Gate”;

“Shareholder” means a holder of Lions Gate Shares;

“subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;

“Tax Act” means the Income Tax Act (Canada), as amended;

“U.S. Forwarding Agent” means Computershare Trust Company, N.A.; and

“U.S. Holder” has the meaning ascribed thereto in Section 17 of the Circular, “Material U.S. Federal Income Tax Considerations”.

FORWARD-LOOKING STATEMENTS

Certain statements contained in the accompanying Offer to Purchase and Circular under “Background to the Offer” and “Purpose of the Offer and Plans for Lions Gate”, in addition to certain statements contained elsewhere in this Offer to Purchase and Circular, are “forward-looking statements” and are prospective. These statements may be identified by their use of forward-looking terminology such as the words “expects”, “projects”, “believes”, “anticipates”, “intends” or other similar words. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the inherent risks and uncertainties surrounding future expectations. Important factors that could cause actual results to differ materially from the expectations of the Offer include, among other things, the failure to meet certain conditions of the Offer and certain of the risk factors as set forth in Lions Gate’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on June 1, 2009. Such forward-looking statements should therefore be construed in light of such factors, and the Offeror is under no obligation and expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OFFER TO PURCHASE

March 1, 2010

TO: THE HOLDERS OF COMMON SHARES OF LIONS GATE

1.	The Offer

The Offeror hereby offers to purchase, upon the terms and subject to the conditions hereinafter specified, up to 13,164,420 Lions Gate Shares for U.S.$6.00 per share. If more than the maximum number of Lions Gate Shares are deposited in the Offer and not withdrawn, the Lions Gate Shares to be purchased under the Offer will be determined on a pro rata basis, disregarding fractions by rounding down to the nearest whole number of Lions Gate Shares.

The Offer is made only for Lions Gate Shares and is not made for any options, warrants or other rights to acquire Lions Gate Shares. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms of such securities and applicable law, exercise the options, warrants or other rights in order to obtain the underlying Lions Gate Shares and then deposit those Lions Gate Shares in accordance with the Offer. Any such exercise must be sufficiently in advance of the Expiry Time to ensure that Lions Gate Shares will be available for deposit no later than the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance – Procedure for Guaranteed Delivery”.

The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more Persons designated by or affiliated with the Offeror, the right to purchase Lions Gate Shares deposited in the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of depositing Shareholders to receive payment for Lions Gate Shares validly deposited and accepted for payment pursuant to the Offer. As a result of the relationship of Carl C. Icahn, Beckton Corp., Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP and Icahn Offshore LP with each of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP with regard to the Lions Gate Shares beneficially owned by Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. As a result of the relationship of Carl C. Icahn, Beckton Corp., Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP and Icahn Onshore LP with Icahn Partners LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners LP with regard to the Lions Gate Shares beneficially owned by Icahn Partners LP. As a result of the relationship of Carl C. Icahn, Hopper Investments LLC and Barberry Corp. with High River Limited Partnership, each of them may be deemed to have shared voting power and shared dispositive power with High River Limited Partnership with regard to the Lions Gate Shares beneficially owned by High River Limited Partnership. As a result of Carl C. Icahn’s relationship with the Offeror, Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp., each of Mr. Icahn, Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp. are deemed to be co-bidders with the Offeror.

All cash payable under the Offer will be denominated in U.S. dollars. However, Shareholders can elect to receive their cash consideration in Canadian dollars based on the Bank of Canada noon spot exchange rate on the date following the expiry of the Offer on which funds are provided to the Depositary to pay for Lions Gate Shares purchased pursuant to the Offer. See Section 3 of the Offer to Purchase, “Manner of Acceptance – Currency of Payment”.

The accompanying Circular and Letter of Acceptance and Transmittal, which are incorporated into and form part of the Offer, contain important information that should be read carefully before making a decision with respect to the Offer.

2.	Time for Acceptance

The Offer is open for acceptance until the Expiry Time, being 8:00 p.m., New York time, on April 6, 2010, unless the Offer is withdrawn or extended by the Offeror. The Expiry Time may be extended at the Offeror’s sole discretion pursuant to Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”.

3.	Manner of Acceptance

Letters of Acceptance and Transmittal

The Offer may be accepted by delivering to the Depositary or the U.S. Forwarding Agent at any of the offices of the Depositary or the U.S. Forwarding Agent listed in the accompanying Letter of Acceptance and Transmittal:

(a)

a Letter of Acceptance and Transmittal in the form accompanying the Offer to Purchase and Circular, or a facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Acceptance and Transmittal, and any other documents required by the instructions set out in the Letter of Acceptance and Transmittal, and

(b)	the certificate or certificates representing the Lions Gate Shares in respect of which the Offer is being accepted,

so as to be received no later than the Expiry Time.

Participants in CDS or DTC should contact the Depositary with respect to the deposit of their Lions Gate Shares under the Offer. CDS and DTC will be issuing instructions to their participants as to the method of depositing such Lions Gate Shares under the terms of the Offer.

The Offer will be deemed to be accepted only if the Depositary or the U.S. Forwarding Agent has actually received these documents no later than the Expiry Time. The signature on the Letter of Acceptance and Transmittal must be guaranteed by an Eligible Institution or in some other manner acceptable to the Depositary or the U.S. Forwarding Agent (except that no guarantee is required for the signature of a depositing Shareholder which is an Eligible Institution) if it is signed by a Person other than the registered owner(s) of the Lions Gate Shares being deposited, or if the Lions Gate Shares not purchased are to be returned to a Person other than such registered owner(s) or sent to an address other than the address of the registered owner(s) as shown on the registers of Lions Gate, or if payment is to be issued in the name of a Person other than the registered owner(s) of the Lions Gate Shares being deposited. If a Letter of Acceptance and Transmittal is executed by a Person other than the registered holder of the Lions Gate Shares represented by the certificate(s) deposited therewith, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

Currency of Payment

The cash payable under the Offer will be denominated in U.S. dollars. However, Shareholders can elect to receive their cash consideration in Canadian dollars based on the Bank of Canada noon spot exchange rate on the date following the expiry of the Offer on which funds are provided to the Depositary to pay for

Lions Gate Shares purchased pursuant to the Offer. If a Shareholder wishes to receive the cash payable under the Offer in Canadian dollars, the box titled “Currency of Payment” in the Letter of Acceptance and Transmittal and, if applicable, in the Notice of Guaranteed Delivery must be completed. Otherwise, cash payment will be made in U.S. dollars.

Book-entry Transfer

Shareholders may accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and duly executed Letter of Acceptance and Transmittal and any other required documents, are received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time. The Depositary will establish an account with respect to the Lions Gate Shares at DTC for the purpose of the Offer within three business days after the date of the Offer. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Lions Gate Shares by causing DTC to transfer such Lions Gate Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, as noted above, although delivery of Lions Gate Shares may be effected through book-entry transfer at DTC, either a Letter of Acceptance and Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Acceptance and Transmittal, and any other required documents, must, in any case, be received by the Depositary at its office in Toronto, Ontario, Canada no later than the Expiry Time, or the depositing Shareholder must comply with the guaranteed delivery procedure described below. Delivery of Lions Gate Shares to the Depositary by means of a book-entry transfer in accordance with the procedures for book-entry transfer established by DTC will constitute a valid tender under the Offer.

Shareholders may also accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario, Canada at or prior to the Expiry Time. The Depositary will establish an account with respect to the Lions Gate Shares for purposes of the Offer at CDS within three business days after the date of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Lions Gate Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Shareholders, and their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Acceptance and Transmittal and to be bound by the terms thereof and therefore any book-entry transfer of Lions Gate Shares into the Depositary’s account at CDS in accordance with CDS procedures will be considered a valid tender in accordance with the terms of the Offer.

DELIVERY OF DOCUMENTS TO DTC OR CDS DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

Procedure for Guaranteed Delivery

If a holder of Lions Gate Shares wishes to deposit such Lions Gate Shares pursuant to the Offer and certificates for such Lions Gate Shares are not immediately available, the holder cannot complete the procedure for book-entry transfer on a timely basis, or the holder cannot deliver all other required documents to the Depositary no later than the Expiry Time, those Lions Gate Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

(a)	the deposit is made by or through an Eligible Institution;

(b)	a Notice of Guaranteed Delivery in the form accompanying the Offer to Purchase and Circular, or a facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary, at the applicable address set out in the Notice of Guaranteed Delivery, no later than the Expiry Time; and

(c)

the certificate(s) representing the deposited Lions Gate Shares, together with a Letter of Acceptance and Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, covering the deposited Lions Gate Shares and all other documents required by the Letter of Acceptance and Transmittal, or in the case of a book-entry transfer, a Book-Entry Confirmation with respect to the deposited Lions Gate Shares and, in the case of DTC accounts, a Letter of Acceptance and Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Acceptance and Transmittal, are received by the Depositary at the applicable address specified in the Notice of Guaranteed Delivery no later than 5:00 p.m., New York time, on the third trading day on the NYSE after the Expiry Time.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Depositary at its office in Toronto, Ontario, Canada set out in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Acceptance and Transmittal and accompanying Lions Gate Share certificates to any office other than such office of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.

General

In all cases, payment for Lions Gate Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary or the U.S. Forwarding Agent of the certificates representing the Lions Gate Shares or book-entry transfer of Lions Gate Shares into the appropriate account, a Letter of Acceptance and Transmittal or a facsimile thereof, properly completed and duly executed, covering those Lions Gate Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Acceptance and Transmittal, or in the case of Lions Gate Shares deposited by book-entry transfer, a Book-Entry Confirmation and, in the case of DTC accounts, a Letter of Acceptance and Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Acceptance and Transmittal, and any other required documents.

The method of delivery of certificates representing Lions Gate Shares, the Letter of Acceptance and Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the Person depositing the same. The Offeror recommends that all such documents be delivered by hand to the Depositary or the U.S. Forwarding Agent and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

Shareholders whose Lions Gate Shares are registered in the name of a nominee should contact their broker, dealer, bank, trust company or other nominee if they wish to accept the Offer.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Lions Gate Shares deposited pursuant to the Offer will be determined by the Offeror in its sole judgment. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in any deposit of any Lions Gate Shares. There shall be no duty or obligation on the Offeror, the Depositary, the U.S. Forwarding Agent or any other Person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer to Purchase and Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be final and binding.

DEPOSITING SHAREHOLDERS WILL NOT BE OBLIGATED TO PAY ANY BROKERAGE FEE OR COMMISSION WITH RESPECT TO THE PURCHASE OF LIONS GATE SHARES BY THE OFFEROR PURSUANT TO THE OFFER, IF THEY ACCEPT THE OFFER BY DEPOSITING THEIR LIONS GATE SHARES DIRECTLY WITH THE DEPOSITARY OR THE U.S. FORWARDING AGENT. IF A DEPOSITING SHAREHOLDER OWNS LIONS GATE SHARES THROUGH A BROKER OR OTHER NOMINEE AND SUCH BROKER OR NOMINEE DEPOSITS LIONS GATE SHARES ON THE SHAREHOLDER’S BEHALF, THE BROKER OR NOMINEE MAY CHARGE A FEE FOR PERFORMING THIS SERVICE.

Power of Attorney

The execution of a Letter of Acceptance and Transmittal (or, in the case of Lions Gate Shares deposited by book-entry transfer, receipt by the Depositary of a Book-Entry Confirmation and, in the case of DTC accounts, an executed Letter of Acceptance and Transmittal or an Agent’s Message in lieu of a Letter of Acceptance and Transmittal), irrevocably appoints each officer of the Depositary and each officer of the Offeror and any other Person designated by the Offeror in writing as the true and lawful agents, attorneys and attorneys-in-fact and proxies of the holder of the Lions Gate Shares with respect to Lions Gate Shares registered in the name of the holder on the books of Lions Gate and deposited pursuant to the Offer and purchased by the Offeror (the “Purchased Securities”), and with respect to any and all dividends (other than certain cash dividends), distributions, payments, securities, rights, warrants, assets or other interests (collectively, “Other Securities”), which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Securities on or after the date of the Offer, except as otherwise indicated in Section 10 of the Offer to Purchase, “Changes in Capitalization; Dividends and Distributions; Liens”.

The power of attorney granted irrevocably upon execution of a Letter of Acceptance and Transmittal (or, in the case of Lions Gate Shares deposited by book-entry transfer, receipt by the Depositary of a Book-Entry Confirmation and, in the case of DTC accounts, an executed Letter of Acceptance and Transmittal or an Agent’s Message in lieu of a Letter of Acceptance and Transmittal), shall be effective on and after the date that the Offeror takes up and pays for Purchased Securities (the “Effective Date”), with full power of substitution and resubstitution in the name of and on behalf of such holder of Purchased Securities (such power of attorney, coupled with an interest, being irrevocable) to:

(a)

transfer ownership of the Purchased Securities on the account books maintained by the Book-Entry Transfer Facility, together, in any such case, with all accompanying evidence of transfer and authenticity, to or upon the order of the Offeror;

(b)	register or record the transfer of Purchased Securities and Other Securities on the registers of Lions Gate;

(c)

execute and deliver, as and when requested by the Offeror, any instruments of proxy, authorization or consent in form and on terms satisfactory to the Offeror in respect of such Purchased Securities and Other Securities, revoke any such instrument, authorization or consent or designate in such instrument, authorization or consent any Person or Persons as the proxy of such holder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of relevant securities of the Company;

(d)	execute and negotiate any cheques or other instruments representing any Other Securities payable to the holder of such Purchased Securities; and

(e)

exercise any rights of a holder of Purchased Securities and Other Securities with respect to such Purchased Securities and Other Securities, all as set forth in the Letter of Acceptance and Transmittal.

A holder of Lions Gate Shares who executes a Letter of Acceptance and Transmittal, or on whose behalf a Book-Entry Confirmation and, in the case of DTC accounts, an Agent’s Message is sent, also agrees, effective on and after the Effective Date, not to vote any of the Purchased Securities or Other Securities at any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of Lions Gate Shares or holders of Other Securities and not to exercise any or all of the other rights or privileges attached to the Purchased Securities or Other Securities and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Securities or Other Securities, and to designate in such instruments of proxy the Person or Persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Securities or Other Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Securities or Other Securities with respect thereto shall be revoked and no subsequent proxies may be given by such Person with respect thereto.

Further Assurances

A holder of Lions Gate Shares accepting the Offer covenants under the terms of the Letter of Acceptance and Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities or Other Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

Depositing Shareholders’ Representations and Warranties

The acceptance of the Offer pursuant to the procedures set forth above constitutes an agreement between a depositing Shareholder and the Offeror in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that:

(a)	the depositing Shareholder has full power and authority to deposit, sell, assign and transfer the deposited Lions Gate Shares and any Other Securities being deposited;

(b)

the Person signing the Letter of Acceptance and Transmittal or the Person on whose behalf the deposited Lions Gate Shares (and Other Securities) are being deposited owns (including, without limitation, within the meaning of Rule 14e-4 under the Exchange Act) the Lions Gate Shares that are being deposited (and any Other Securities);

(c)

the deposited Lions Gate Shares and Other Securities have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Lions Gate Shares and Other Securities, to any other Person;

(d)	the deposit of the Lions Gate Shares and Other Securities complies with applicable laws (including with Rule 14e-4 under the Exchange Act); and

(e)

when the Lions Gate Shares and Other Securities are taken up and paid for by the Offeror, the Offeror will acquire good title thereof free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.	Conditions of the Offer

Notwithstanding any other provision of the Offer and subject to applicable law, the Offeror shall have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for, any Lions Gate Shares deposited under the Offer unless each of the following conditions is satisfied or waived by the Offeror prior to the Expiry Time:

(a)

all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions (including, among others, those required by any antitrust or foreign investment laws, and those of any stock exchanges or other securities or regulatory authorities) that, in the Offeror’s reasonable judgment, are necessary or desirable to complete the Offer, shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror in its reasonable judgment;

(b)

the Commissioner will have issued an advance ruling certificate in respect of the purchase of the Lions Gate Shares pursuant to Section 102 of the Competition Act, or the applicable waiting period related to merger pre-notification under Part IX of the Competition Act will have expired or been waived and the Commissioner will have advised the Offeror in writing (which advice will not have been rescinded or amended), to the satisfaction of the Offeror, in its reasonable judgment, that she does not then have grounds on which to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act for an order in respect of the purchase of the Lions Gate Shares under the Offer;

(c)

there will not have occurred any actual or threatened change to the Tax Act or the regulations thereunder or the Code or the regulations thereunder, or to the administration thereof (including any proposal to amend the Tax Act or the regulations thereunder or the Code or the regulations thereunder or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change to the Tax Act or the regulations thereunder or the Code or the regulations thereunder, or to the administration thereof) that, in the reasonable judgment of the Offeror, directly or indirectly, has or may have a material adverse effect on the current or anticipated Canadian or U.S. tax position of any of Lions Gate or its entities because of an increase in taxes payable, a reduction of, or limitation on, available tax losses, tax credits or other tax attributes, or a loss of entitlement to claim (or a requirement to repay) any tax credits or similar tax incentives;

(d)

there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever which has or would be reasonably likely to have a material adverse effect upon the general economic, financial, currency exchange or securities industries in the United States or Canada;

(e)	there shall not have occurred:

(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or Canada;

(ii)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada;

(iii)

any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States or Canada;

(iv)

a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada or any attack on, or outbreak or act of terrorism involving the United States or Canada;

(v)	a material change in the United States, Canadian or other currency exchange rates or a suspension or a limitation on the markets thereof; or

(vi)	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(f)	in the event that Lions Gate implements a shareholder rights plan (also known as a “poison pill”) (the “Plan”), the Offeror shall have determined, acting reasonably, that:

(i)	the Plan does not and will not adversely affect the Offer or the Offeror either before or on consummation of the Offer;

(ii)

the board of directors of Lions Gate shall have redeemed all rights issued under the Plan (the “Rights”) or have waived the application of the Plan to the purchase of Lions Gate Shares by the Offeror under the Offer;

(iii)

a binding and non-appealable cease trading order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of the Rights or the issue of Lions Gate Shares upon the exercise of the Rights;

(iv)

a court of competent jurisdiction shall have ordered that the Rights are illegal, of no force or effect or may not be exercised in relation to the Offer and such order shall have become non-appealable; or

(v)	the Rights and the Plan shall otherwise have been held unexercisable or unenforceable in relation to the purchase by the Offeror of Lions Gate Shares under the Offer;

(g)

there shall not exist any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company or any of its entities prior to the date of the Offer with any securities commission or similar securities regulatory authority in any of the provinces of Canada or in the United States, including any prospectus, annual information form, financial statement, material change report, management proxy circular, press release or in any document so filed or released by the Company or its entities to the public (all of the foregoing, the “Prior Lions Gate Public Filings”) which is adverse to the Company and its entities;

(h)

there shall not have occurred since August 17, 2009, other than as has been Publicly Disclosed by Lions Gate, any change in the compensation paid or payable by the Company or its entities to their directors, officers or employees, including the granting of additional shares, stock options or bonuses, in each case outside the ordinary course of business or not consistent with past practice, or the adoption of additional severance or other payments payable in the event of termination of employment or change of control;

(i)	no preliminary or permanent injunction or other order of any domestic or foreign court, government or governmental authority or agency shall have been issued and shall remain in effect which:

(i)	makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Lions Gate Shares by the Offeror;

(ii)

imposes or confirms limitations on the ability of the Offeror effectively to exercise full rights of ownership of any Lions Gate Shares, including, without limitation, the right to vote any Lions Gate Shares acquired by the Offeror pursuant to the Offer or otherwise on all matters properly presented to the Shareholders;

(iii)

imposes or confirms limitations on the ability of the Offeror to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all deposited Lions Gate Shares which it accepts for payment; or

(iv)	requires divestiture by the Offeror of any Lions Gate Shares;

(j)

there shall not be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any domestic or foreign court, government or governmental authority or agency, in any jurisdiction, which might, directly or indirectly, result in any of the consequences referred to in paragraph (i) above;

(k)

no change or development shall have occurred or been threatened since the date of the Offer to Purchase in the business, properties, assets, liabilities, financial condition, operations, results of operations, or the prospects for the business of Lions Gate which is outside the ordinary course of the Lions Gate business or may be materially adverse to Lions Gate, nor shall the Offeror have become aware of any fact that has not been previously Publicly Disclosed by Lions Gate that has or may have a material adverse effect on the value of the Lions Gate Shares;

(l)

no action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission shall have been threatened, instituted or pending by any Person challenging the acquisition of any Lions Gate Shares pursuant to the Offer or otherwise directly or indirectly relating to the Offer which has or if successfully asserted would be reasonably likely to have an adverse effect on the Offer, the Offeror or the Shareholders;

(m)	Lions Gate shall not have:

(i)

issued, or authorized or proposed the issuance of, any Lions Gate securities of any class, or any securities convertible into, or rights, warrants or options to acquire, any such securities or other convertible securities, other than pursuant to the exercise or conversion of currently outstanding stock options or convertible securities the existence of which has been disclosed in the Prior Lions Gate Public Filings;

(ii)	issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Lions Gate Shares; or

(iii)	declared or paid any distribution on the Lions Gate Shares; and

(n)

neither Lions Gate, nor its board of directors nor any of Lions Gate’s subsidiary entities nor any governing body thereof shall have authorized, proposed, agreed to, or announced its intention to propose any material change to its articles of incorporation or bylaws, any merger, consolidation or business combination or reorganization transaction, acquisition of assets for consideration of more than U.S.$100 million, sale of all or substantially all of its assets or material change in its capitalization, or any comparable event not in the ordinary course of business.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any of the conditions (other than any intentional action or inaction by the Offeror giving rise to any such conditions) or may be waived by the Offeror in its reasonable discretion in whole or in part, at any time and from time to time, prior to the Expiry Time without prejudice to any other rights which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time prior to the Expiry Time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted by the Offeror at any time and from time to time prior to the Expiry Time. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties. Depending on the materiality of the waived condition and the number of days remaining in the Offer, under applicable law the Offeror may be required to extend the Offer and re-circulate the new disclosure to Shareholders.

General

Any waiver of a condition in respect of the Offer or the withdrawal of the Offer shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, to the Depositary at its principal office in Toronto, Ontario, Canada. Forthwith after giving any such notice, the Offeror will make a public announcement of such waiver or withdrawal, cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery”, and provide a copy of the aforementioned public announcement to the NYSE. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Lions Gate Shares deposited under the Offer, and the Depositary will promptly return all certificates representing deposited Lions Gate Shares, Letters of Acceptance and Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited at the Offeror’s expense. See Section 8 of the Offer to Purchase, “Return of Deposited Lions Gate Shares”.

5.	Extension and Variation of the Offer

The Offer is open for acceptance until the Expiry Time unless the Offer is withdrawn by the Offeror.

Subject as hereinafter described, the Offeror expressly reserves the right, in its sole judgment, at any time and from time to time during the Offer Period or at any other time if permitted by applicable law, to extend the Offer Period for the Offer or, subject to applicable laws, to vary the Offer by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto, Ontario, Canada, and by causing the Depositary as soon as practicable thereafter to communicate such notice to all holders of Lions Gate Shares that have not been taken up prior to the extension or variation in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery”. The Offeror will, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation, such announcement in the case of an extension to be disseminated no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiry Time, and will provide a copy of the notice to the NYSE. Any notice of extension or variation will be deemed to have been given and be effective at the time on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada. Notwithstanding the foregoing, if all of the terms and conditions of the Offer have been fulfilled, complied with or waived by the Offeror, the Offeror will take up Lions Gate Shares validly deposited under the Offer and not withdrawn and will not extend the Offer.

Where the terms of the Offer are varied (other than a variation consisting solely of a waiver of condition of the Offer), pursuant to applicable Canadian securities laws, the Offer Period for the Offer will not expire before ten days after the notice of such variation has been given to the Shareholders unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian courts or applicable securities regulatory authorities. In addition, if the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. Under the Exchange Act, the minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in consideration offered or percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. Generally, in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders and, if material changes are made with respect to information that approaches the significance of consideration offered or percentage of securities sought, a minimum of ten business days is required to allow for adequate dissemination of information to securityholders and investor response. Accordingly, if prior to the Expiry Time the Offeror increases or decreases the number of Lions Gate Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth business day. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the date that notice of the change is first published, sent or given to Shareholders and the then-scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of this paragraph, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period between 12:01 a.m. through midnight (New York time).

If at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the

Depositary at its principal office in Toronto, Ontario, Canada, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery” to all Shareholders whose Lions Gate Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable law. The Offeror will as soon as practicable after giving notice of a change in information to the Depositary make a public announcement of the change in information and provide a copy of the public announcement to the NYSE. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada.

During any such extension or in the event of any such variation or change in information, all Lions Gate Shares deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms of the Offer, subject to Section 6 of the Offer to Purchase, “Withdrawal of Deposited Lions Gate Shares”. An extension of the Offer Period for the Offer, a variation of the Offer or a change to information does not constitute a waiver by the Offeror of its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”.

6.	Withdrawal of Deposited Lions Gate Shares

Except as otherwise stated in this Section 6 and subject to applicable law, all deposits of Lions Gate Shares pursuant to the Offer are irrevocable. Any Lions Gate Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)	at any time prior to the Expiry Time;

(b)	if the Lions Gate Shares have not been paid for by the Offeror within three business days after having been taken up; or

(c)

as required by the Exchange Act, at any time after April 29, 2010, provided that the Lions Gate Shares have not been accepted for payment by the Offeror prior to the receipt by the Depositary or U.S. Forwarding Agent, depending on with whom a Shareholder originally deposited Lions Gate Shares, of the notice of withdrawal in respect of such Lions Gate Shares.

Withdrawals of Lions Gate Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder by whom or on whose behalf such Lions Gate Shares were deposited, and such notice must be actually received by the Depositary or U.S. Forwarding Agent, depending on with whom a Shareholder originally deposited Lions Gate Shares, at the place of deposit of the Lions Gate Shares within the time limits indicated above. A notice of withdrawal must:

(a)	be made by a method, including facsimile transmission, that provides the Depositary or U.S. Forwarding Agent, as applicable, with a written or printed copy;

(b)	be signed by the Person who signed the Letter of Acceptance and Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Lions Gate Shares which are to be withdrawn; and

(c)

specify such Person’s name, the number of Lions Gate Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate deposited representing the Lions Gate Shares to be withdrawn.

If Lions Gate Shares have been deposited pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, “Manner and Acceptance – Book-entry Transfer”, such notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Lions Gate Shares.

The withdrawal will take effect upon receipt by the Depositary or U.S. Forwarding Agent, as applicable, of the properly completed notice of withdrawal. For the purpose of obtaining physical possession of the deposited Lions Gate Share certificates so withdrawn, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as on a Letter of Acceptance and Transmittal (as described in the instructions set out in such letter), except in the case of Lions Gate Shares deposited for the account of an Eligible Institution.

Withdrawals may not be rescinded and any Lions Gate Shares withdrawn will thereafter be deemed to be not validly deposited for purposes of the Offer. However, withdrawn Lions Gate Shares may be redeposited no later than the Expiry Time by again following one of the procedures described in Section 3 of the Offer to Purchase, “Manner of Acceptance”. Once the Offeror accepts the deposited Lions Gate Shares for payment upon the expiration of the Offer (including the expiration of any extension thereof), Shareholders will no longer be able to withdraw them, except in accordance with applicable law.

If the Offeror extends the Offer, is delayed in taking up or paying for Lions Gate Shares or is unable to take up or pay for Lions Gate Shares for any reason, then, without prejudice to the Offeror’s other rights, Lions Gate Shares deposited under the Offer may be retained by the Depositary on behalf of the Offeror and such Lions Gate Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 6 or pursuant to applicable law. However, the ability of the Offeror to delay the payment for Lions Gate Shares that the Offeror has taken up is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer. The Depositary, on behalf of the Offeror, is bound by Rule 14e-1(c) under the Exchange Act in retaining Lions Gate Shares under these circumstances.

In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to one or more rights of rescission, price revision, or to damages, in certain circumstances. See Section 21 of the Circular, “Offerees’ Statutory Rights”.

All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. None of the Offeror, the Depositary, the U.S. Forwarding Agent or any other Person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

7.	Take Up of and Payment for Deposited Lions Gate Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will take up Lions Gate Shares validly deposited under the Offer and not withdrawn prior to the Expiry Time pursuant to Section 6 of the Offer to Purchase, “Withdrawal of Deposited Lions Gate Shares”, promptly following the Expiry Time and, after such take up, will promptly, and in any event not later than three business days after such take up, pay for the Lions Gate Shares taken up pursuant to applicable law.

For purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Lions Gate Shares validly deposited under the Offer and not withdrawn as, if and when the Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect at its principal office in Toronto, Ontario, Canada.

Subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Offeror pay the consideration offered or return the applicable Lions Gate Shares deposited by or on behalf of Shareholders promptly after the termination of the Offer or withdrawal of the applicable Lions Gate Shares, the Offeror expressly reserves the right, in its sole discretion, to delay or otherwise refrain from taking up and paying for any Lions Gate Shares or to terminate the Offer and not take up or pay for any Lions Gate Shares if any condition specified in Section 4 of the Offer to Purchase, “Conditions of the Offer”, in respect of the Offer is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario, Canada. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for any Lions Gate Shares deposited under the Offer in order to comply, in whole or in part, with any applicable governmental regulatory approvals or clearances. See Section 4 of the Offer to Purchase, “Conditions of the Offer”, and Section 14 of the Circular, “Regulatory Matters”. If, for any reason whatsoever, the take-up of any Lions Gate Shares deposited pursuant to the Offer is delayed, or the Offeror is unable to take up Lions Gate Shares deposited pursuant to the Offer, then, without prejudice to the Offeror’s other rights under the Offer, subject to applicable law, the Depositary may, nevertheless, on behalf of the Offeror, retain the deposited Lions Gate Shares, except to the extent that the depositing Shareholders exercise withdrawal rights as described in Section 6 of the Offer to Purchase, “Withdrawal of Deposited Lions Gate Shares”.

The Offeror will pay for Lions Gate Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. The Depositary will act as the agent of Persons who have deposited Lions Gate Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such Persons, and receipt of payment by the Depositary shall be deemed to constitute receipt thereof by Persons depositing Lions Gate Shares. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to Persons depositing Lions Gate Shares on the purchase price of Lions Gate Shares purchased by the Offeror, regardless of any delay in making such payment.

Settlement with each Shareholder who has validly deposited Lions Gate Shares and not withdrawn Lions Gate Shares under the Offer will be made by the Depositary forwarding a cheque payable in U.S. funds (or, at the election of the Shareholder, the equivalent in Canadian funds) to each such Shareholder representing the cash payment for such Lions Gate Shares to which such Shareholder is entitled. Unless otherwise directed in the Letter of Acceptance and Transmittal, the cheque will be issued in the name of the registered holder of deposited Lions Gate Shares. Unless the Person depositing Lions Gate Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Acceptance and Transmittal, the cheque will be forwarded by first class mail to such Person at the address specified in the Letter of Acceptance and Transmittal. If no address is specified, cheques will be forwarded to the address of the holder as shown on the share register maintained by or on behalf of the Company. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

8.	Return of Deposited Lions Gate Shares

If for any reason any deposited Lions Gate Shares are not taken up and paid for pursuant to the terms and conditions of the Offer or if certificates are submitted for more Lions Gate Shares than are deposited, certificates for Lions Gate Shares that are not purchased will be returned by first class mail, without expense to the depositing Shareholder, promptly following the Expiry Time or withdrawal and early termination of the Offer. Unless otherwise directed in the Letter of Acceptance and Transmittal, certificates representing unpurchased Lions Gate Shares will be forwarded to the address of the registered owner as shown on the share register maintained by or on behalf of the Company.

9.	Mail Service Interruption

Notwithstanding the provisions of the Offer to Purchase and Circular, the Letter of Acceptance and Transmittal or the Notice of Guaranteed Delivery, cheques, Lions Gate Share certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, Lions Gate Share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates for Lions Gate Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will provide notice of any determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of the Offer to Purchase, “Notices and Delivery”. Notwithstanding Section 7 of the Offer to Purchase, “Take Up of and Payment for Deposited Lions Gate Shares”, cheques, certificates or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary.

10.	Changes in Capitalization; Dividends and Distributions; Liens

If, on or after the date of the Offer, the Company should divide, combine, reclassify, consolidate, convert or otherwise change the Lions Gate Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”, make such adjustments as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion or other change in the purchase price or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor).

Lions Gate Shares acquired pursuant to the Offer shall be transferred by the holder of Lions Gate Shares and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, security interests, claims and equities or rights of others of any nature or kind whatsoever and together with all rights and benefits arising therefrom, including (subject to the payment of dividends as described below) the right to all Other Securities which may be declared, paid, issued, accrued, distributed, made or transferred on or after the date of the Offer in respect of the Lions Gate Shares.

If, on or after the date of the Offer, the Company should declare or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to the Lions Gate Shares, that is payable or distributable to the holders of such Lions Gate Shares on a record date that precedes the date of transfer of such Lions Gate Shares into the name of the Offeror or its nominees or transferees on the share register maintained by or on behalf of the Company in respect of Lions Gate Shares accepted for purchase pursuant to the Offer, then without prejudice to the Offeror’s rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”:

(a)

in the case of cash dividends, distributions or payments, the amount of the dividends, distributions or payments shall be received and held by the depositing Shareholders for the account of the Offeror until the Offeror pays for such Lions Gate Shares, and to the extent that such dividends, distributions or payments do not exceed the cash purchase price per Lions Gate Share payable by the Offeror pursuant to the Offer, the cash purchase price per Lions Gate Share pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment;

(b)

in the case of non-cash dividends, distributions, payments, rights or other interests, the whole of any such non-cash dividend, distribution, payment, right or other interest shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer; and

(c)

in the case of any cash dividends, distributions or payments in an amount that exceeds the cash purchase price per Lions Gate Share, the whole of any such cash dividend, distribution or payment shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such dividend, distribution, payment, right or other interest and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value of the dividend, distribution, payment, right or other interest, as determined by the Offeror in its sole discretion.

The declaration or payment of any such dividend or distribution may have tax consequences not discussed under “Material Canadian Federal Income Tax Considerations” or “Material U.S. Federal Income Tax Considerations” in Sections 16 and 17 of the Circular, respectively.

11.	Notices and Delivery

Except as otherwise provided in the Offer, any notice to be given by the Offeror or the Depositary pursuant to the Offer will be deemed to have been properly given if it is in writing and is mailed by first class mail to Shareholders at their respective addresses as shown on the share register maintained by or on behalf of the Company in respect of the Lions Gate Shares and will be deemed to have been received on the first business day following the date of mailing. For this purpose, “business day” means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of, or delay in, mail services in Canada or in the United States following mailing. In the event of any interruption of or delay in mail service in Canada or the United States following mailing, the Offeror intends to make reasonable efforts to disseminate notice by other means, such as publication. Except as otherwise required or permitted by law, in the event of any interruption of or delay in mail services following mailing, or if post offices in Canada or the United States are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if a summary of the material facts thereof:

(a)	is given to the NYSE for dissemination through its facilities;

(b)	is published once in the National Edition of The Globe and Mail or The National Post, and in La Presse; or

(c)	is given to the Dow Jones News Wire Service.

The Offer to Purchase and Circular and the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery will be mailed to Shareholders or made in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar Persons whose names, or the names of whose nominees, appear on the Shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Lions Gate Shares when such list or listing is received.

Whenever the Offer calls for documents to be delivered to the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary or the U.S. Forwarding Agent in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, as applicable. Whenever the Offer calls for documents to be delivered to a particular office of the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, as applicable.

12.	Market Purchases

None of the Offeror or its affiliates (within the meaning ascribed thereto in Rule 12b-2 of the Exchange Act) will, directly or indirectly, bid for or make purchases of Lions Gate Shares until the expiry of the Offer other than Lions Gate Shares deposited pursuant to the Offer.

13.	Other Terms of the Offer

The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more Persons designated by or affiliated with the Offeror, the right to purchase Lions Gate Shares deposited pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of depositing Shareholders to receive payment for Lions Gate Shares validly deposited and accepted for payment pursuant to the Offer. The Offeror acknowledges that any Person to whom the right to purchase under the Offer is assigned will be included as an Offeror in an amendment to the Offer to Purchase and Circular.

No broker, dealer or other Person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its affiliates in connection with the Offer other than as contained in the Offer to Purchase and Circular and the Letter of Acceptance and Transmittal, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, dealer or other Person shall be deemed to be the agent of the Offeror or any of its affiliates or the Depositary for the purposes of the Offer.

The Offer to Purchase and Circular do not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

The Offeror in its sole discretion shall be entitled to make a final and binding determination of all questions relating to the Offer to Purchase and Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawal of Lions Gate Shares.

The provisions of the Circular and the Letter of Acceptance and Transmittal accompanying the Offer to Purchase, including the instructions contained therein, form part of the terms and conditions of the Offer.

The Offer to Purchase and the accompanying Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer, the Company and the Offeror.

The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing additional information with respect to the Offer, and may file amendments thereto. In addition, the Company is required to file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the position of the Company’s board of directors with respect to the Offer and the reasons for such position and furnishing additional related information within ten business days of the date of the Offer to Purchase and Circular. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 2 of the Circular.

DATED: March 1, 2010

ICAHN PARTNERS LP
BY:	Icahn Onshore LP, its general partner
BY:	Icahn Capital LP, its general partner
BY:	IPH GP LLC, its general partner

(Signed) Carl C. Icahn
Chief Executive Officer

ICAHN PARTNERS MASTER FUND LP
BY:	Icahn Offshore LP, its general partner
BY:	Icahn Capital LP, by its general partner
BY:	IPH GP LLC, its general partner

(Signed) Carl C. Icahn
Chief Executive Officer

ICAHN PARTNERS MASTER FUND II LP
BY:	Icahn Offshore LP, its general partner
BY:	Icahn Capital LP, its general partner
BY:	IPH GP LLC, its general partner

(Signed) Carl C. Icahn
Chief Executive Officer

ICAHN PARTNERS MASTER FUND III LP
BY:	Icahn Offshore LP, its general partner
BY:	Icahn Capital LP, its general partner
BY:	IPH GP LLC, its general partner

(Signed) Carl C. Icahn
Chief Executive Officer

HIGH RIVER LIMITED PARTNERSHIP
BY:	Hopper Investments LLC, its general partner
BY:	Barberry Corp., its sole member

(Signed) Carl C. Icahn
President

ICAHN FUND S.À R.L.

(Signed) Keith Cozza
Chief Executive Officer

DAAZI HOLDING B.V.

(Signed) Keith Cozza
Chief Executive Officer

CIRCULAR

March 1, 2010

This Circular is furnished in connection with the accompanying Offer to Purchase dated March 1, 2010 by the Offeror to purchase up to 13,164,420 Lions Gate Shares. The terms and provisions of the Offer to Purchase and the Letter of Acceptance and Transmittal are incorporated into and form part of this Circular. Shareholders should refer to the Offer to Purchase for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights.

Except as otherwise indicated, the information concerning the Company contained in the Offer to Purchase and Circular has been taken from or based upon publicly available documents and records on file with the Canadian securities regulatory authorities and SEC and other public sources. The Offeror has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from those filings or whether there has been any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any information.

1.	The Offeror

Icahn Partners LP is a limited partnership governed by the laws of Delaware. Its general partner is Icahn Onshore LP, a limited partnership governed by the laws of Delaware. The general partner of Icahn Onshore LP is Icahn Capital LP, a limited partnership governed by the laws of Delaware. The general partner of Icahn Capital LP is IPH GP LLC, a limited liability company governed by the laws of Delaware. The sole member of IPH GP LLC is Icahn Enterprises Holdings L.P., a limited partnership governed by the laws of Delaware. The general partner of Icahn Enterprises Holdings L.P. is Icahn Enterprises G.P. Inc., a corporation governed by the laws of Delaware.

Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP are limited partnerships governed by the laws of the Cayman Islands. The general partner of each of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP is Icahn Offshore LP, a limited partnership governed by the laws of Delaware. The general partner of Icahn Offshore LP is Icahn Capital LP, a limited partnership governed by the laws of Delaware. The general partner of Icahn Capital LP is IPH GP LLC, a limited liability company governed by the laws of Delaware. The sole member of IPH GP LLC is Icahn Enterprises Holdings L.P., a limited partnership governed by the laws of Delaware. The general partner of Icahn Enterprises Holdings L.P. is Icahn Enterprises G.P. Inc., a corporation governed by the laws of Delaware.

High River Limited Partnership is a limited partnership governed by the laws of Delaware. Its general partner is Hopper Investments LLC, a limited liability company governed by the laws of Delaware. The sole member of Hopper Investments LLC is Barberry Corp., a corporation governed by the laws of Delaware.

Icahn Fund S.à r.l. is a limited liability company governed by the laws of Luxembourg. Its three shareholders, each of which owns approximately one-third of Icahn Fund S.à r.l., are Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP.

Daazi Holding B.V. is a limited liability company governed by the laws of The Netherlands. Its sole stockholder is Icahn Fund S.à r.l.

Icahn Enterprises G.P. Inc. is 100% owned by Beckton Corp., a corporation governed by the laws of Delaware. Each of Beckton Corp. and Barberry Corp. is 100% owned by Mr. Carl C. Icahn, a U.S. citizen, and the Offeror is indirectly controlled by Mr. Icahn. The principal business address of each of (i) Icahn Partners LP, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn

Offshore LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp. is White Plains Plaza, 445 Hamilton Avenue – Suite 1210, White Plains, NY 10601, where the business phone number is (914) 614-7000; (ii) Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands; (iii) Icahn Fund S.à r.l. is 5 avenue Gaston Diderich, L-1420 Luxembourg; (iv) Daazi Holding B.V. is Strawinskylaan 411 (WTC, Tower A, 4th floor), 1077 XX, Amsterdam, The Netherlands, and (v) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153, where the business phone number is (212) 702-4300.

As a result of the relationship of Carl C. Icahn, Beckton Corp., Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP and Icahn Offshore LP with each of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP with regard to the Lions Gate Shares beneficially owned by Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. As a result of the relationship of Carl C. Icahn, Beckton Corp., Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP and Icahn Onshore LP with Icahn Partners LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners LP with regard to the Lions Gate Shares beneficially owned by Icahn Partners LP. As a result of the relationship of Carl C. Icahn, Hopper Investments LLC and Barberry Corp. with High River Limited Partnership, each of them may be deemed to have shared voting power and shared dispositive power with High River Limited Partnership with regard to the Lions Gate Shares beneficially owned by High River Limited Partnership. As a result of Carl C. Icahn’s relationship with the Offeror, Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp., each of Mr. Icahn, Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp. are deemed to be co-bidders with the Offeror.

The Offeror is primarily engaged in investing in securities of various entities. Each of High River Limited Partnership and Barberry Corp. is primarily engaged in the business of investing in securities. Hopper Investments LLC is primarily engaged in the business of serving as the general partner of High River Limited Partnership. Each of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, Icahn Partners LP, Icahn Fund S.à r.l. and Daazi Holding B.V. is primarily engaged in the business of investing in securities. Icahn Offshore LP is primarily engaged in the business of serving as the general partner of each of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. Icahn Onshore LP is primarily engaged in the business of serving as the general partner of Icahn Partners LP. Icahn Capital LP is primarily engaged in the business of serving as the general partner of each of Icahn Offshore LP and Icahn Onshore LP. IPH GP LLC is primarily engaged in the business of serving as the general partner of Icahn Capital LP. Icahn Enterprises Holdings L.P. is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises G.P. Inc. is primarily engaged in the business of serving as the general partner of Icahn Enterprises Holdings L.P. Beckton Corp. is primarily engaged in the business of holding the capital stock of Icahn Enterprises G.P. Inc.

The name, position, citizenship, business address, present principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Icahn Fund S.à r.l., Daazi Holding B.V., Hopper Investments LLC, Barberry Corp., Icahn Offshore LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P.,

Icahn Enterprises G.P. Inc. and Beckton Corp. are set forth on Schedule I attached hereto and incorporated by reference herein.

Except as set forth on Schedule I, none of Mr. Icahn, Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, Icahn Fund S.à r.l., Daazi Holding B.V., High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Offshore LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. or Beckton Corp., nor any executive officer or director of any of the foregoing, have been, during the past five years:

(a)	convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors; or

(b)

a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding or any violation of such laws.

2.	Lions Gate

Information contained in this Section 2 is based upon documents and reports publicly filed by Lions Gate. Although the Offeror has no information that any statements contained in this Section 2 are untrue, the Offeror cannot take responsibility for the accuracy or completeness of any information contained in this Section 2 or for any failure by Lions Gate to disclose events which may have occurred and may effect the significance or accuracy of any such information but which are not known to the Offeror.

Lions Gate is a corporation existing under the BCBCA.

Lions Gate is a motion picture studio that produces and distributes motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally delivered content. In fiscal year 2010, Lions Gate intends to release approximately 10 to 12 motion pictures and produce approximately 70 hours of television programming. On average for each of the last three years, Lions Gate has released approximately 18 to 20 motion pictures and produced approximately 69 hours of television programming. As of June 30, 2009, Lions Gate maintained for distribution a library of approximately 8,000 motion picture titles and 4,000 television episodes and programs.

The Lions Gate Shares are registered under the Exchange Act. Accordingly, Lions Gate is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-732-0330. Lions Gate’s SEC filings are also available to the public on the SEC’s Internet site (www.sec.gov). Copies of such materials may also be obtained by mail, upon payment of customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

Lions Gate is a reporting issuer under applicable Canadian securities laws in the provinces of British Columbia, Alberta, Manitoba, Ontario and Québec. Lions Gate’s Canadian securities law filings are available electronically at www.sedar.com.

The Offeror understands that Lions Gate’s authorized share capital consists of four classes of shares:

(a)	500,000,000 Common Shares;

(b)	200,000,000 Preference Shares (“Preference Shares”) issuable in series;

(c)	1,000,000 5.25% Convertible Redeemable Preferred Shares, Series A (“Series A Shares”); and

(d)	10 Preferred Shares, Restricted Voting, Non-Transferable, Series B (“Series B Shares”).

Based on Lions Gate’s public disclosure, as at February 1, 2010, the Company had outstanding approximately 117,836,146 Lions Gate Shares and no Preference Shares, which include the Series A Shares and the Series B Shares. In addition, as at December 31, 2009, the Company had reserved for issuance an additional 32,547,000 Lions Gate Shares in connection with (i) previous and future stock option grants and restricted share unit awards and (ii) outstanding convertible notes.

The Lions Gate Shares are listed on the NYSE under the symbol “LGF”. As of July 20, 2009, Lions Gate disclosed that its directors and senior officers had knowledge of certain Shareholders, including the Offeror, directly or indirectly, beneficially owning or exercising control or direction over 10% or more of the outstanding Lions Gate Shares as set forth in the table below.

Shareholder	Number of common shares owned as of July 20, 2009	Percent of total outstanding common shares as of July 20, 2009
Mark H. Rachesky, M.D.(a)	23,165,278	19.8%
Carl C. Icahn(b)	20,870,633	17.8%
Steinberg Asset Management, LLC(c)	17,165,807	14.7%

(a)

As of October 22, 2009, Mark H. Rachesky, M.D. (“Dr. Rachesky”) may be deemed to beneficially own 23,177,778 Lions Gate Shares, representing approximately 19.8% of the outstanding Lions Gate Shares, according to the amendment to Schedule 13D filed by Dr. Rachesky on October 26, 2009.

(b)

As of the date of the Offer, Carl C. Icahn may be deemed to beneficially own approximately 22,107,571 Lions Gate Shares, representing approximately 18.87% of the outstanding Lions Gate Shares. See Section 6 of the Circular.

(c)

As of December 31, 2009, Steinberg Asset Management, LLC (“Steinberg”) may be deemed to beneficially own 7,944,950 Lions Gate Shares, representing approximately 6.75% of the outstanding Lions Gate Shares, according to the amendment to Schedule 13G filed by Steinberg on February 16, 2010.

Lions Gate has stated that the Revolving Credit Agreement and Revolving Film Credit Agreement provide that a change of control, which includes a Person or group acquiring ownership or control in excess of 20% of the Lions Gate Shares, could trigger an event of default that would permit lenders to accelerate the maturity of borrowings under the Revolving Credit Agreement and Revolving Film Credit Agreement. Such an event under the Revolving Credit Agreement or the Revolving Film Credit Agreement could also result in a cross-default and the acceleration of the payment obligation under the (i) Second Lien Notes, (ii) 2024 Notes, (iii) 2025 Notes and (iv) 2025 Notes of April 2009, each of which was issued by LGEI and is guaranteed by Lions Gate. The total aggregate principal amount outstanding as of December 31, 2009 under the Revolving Credit Agreement, Revolving Film Credit Agreement, Second Lien Notes, 2024 Notes, 2025 Notes and 2025 Notes of April 2009 was approximately U.S.$540 million. If such events of default or acceleration occur, they will not be a condition allowing us to withdraw the offer. However, it is our understanding that any such event of default could be avoided through a waiver by the lenders under the Revolving Credit Agreement and Revolving Film Credit Agreement or through Lions Gate’s prepayment and elimination of the Revolving Credit Agreement and Revolving Film Credit Agreement.

The Company’s registered and records office is located at 1055 West Hastings Street, Suite 2200, Vancouver, British Columbia V6E 2E9, and its principal executive offices are located at 1055 West Hastings Street, Suite 2200, Vancouver, British Columbia V6E 2E9, and 2700 Colorado Avenue, Suite 200, Santa Monica, California, 90404. The telephone number at the Company’s corporate head office and principal executive office in Vancouver, British Columbia is (877) 848-3866, and the telephone number at the Company’s principal executive office in Santa Monica, California is (310) 449-9200.

3.	Background to the Offer

The Offeror began acquiring Lions Gate Shares on January 3, 2006 in the belief that such shares were undervalued. From time to time throughout the Offeror’s ownership of Lions Gate Shares, representatives of the Offeror have had discussions with the Chief Executive Officer, the Vice Chairman and other representatives of Lions Gate regarding various matters and intend from time to time to seek to continue to have discussions with representatives of Lions Gate.

On or about the last week of February in 2009, Carl Icahn and Brett Icahn (the “Icahns”) had discussions with Michael Burns, the Vice Chairman of Lions Gate (“Mr. Burns”), regarding the possibility of having a number of the Offeror’s designees added to the board of directors of Lions Gate. In addition to general concerns regarding growing overhead expenses and increasing exposure to internally developed higher-profile theatrical releases, the Offeror was concerned about Lions Gate’s acquisition strategy, including the recent acquisition of TV Guide Network, a distressed cable network with significant exposure to advertising, which Lions Gate executed in the midst of a financial crisis, using a high percentage of Lions Gate’s available cash. The Icahns believed that they should seek board representation in order to protect the value of the Offeror’s investment. Lions Gate proposed providing multiple board seats to the Offeror. However, an agreement could not be reached and all related discussions were terminated on March 11, 2009. The principal point of disagreement between the parties was that Lions Gate would not agree to hold other large Shareholders whose designees Lions Gate might agree in the future to put on its board to the same standstill restrictions that Lions Gate demanded to apply to the Offeror. Lions Gate subsequently entered into an agreement on July 9, 2009 (the “Rachesky Agreement”) with Mark H. Rachesky (“Rachesky”), a large Shareholder who had publicly expressed support for management and its strategies, pursuant to which he joined Lions Gate’s board of directors and was granted registration rights (to enable him to sell his shares in a public offering if he wished to do so) and certain “most favored nation” and other rights. Unlike the agreement that Lions Gate demanded from the Offeror, the Rachesky Agreement contained no standstill provisions.

On March 20, 2009, the Offeror commenced a tender offer to purchase for cash any and all of the outstanding 2.9375% Convertible Senior Subordinated Notes Due 2024 (the “2024 Notes”) and 3.625% Convertible Senior Subordinated Notes Due 2025 (the “2025 Notes” and together with the 2024 Notes, the “Notes”) of Lions Gate Entertainment Inc. (“LGEI”), a subsidiary of Lions Gate. The Offeror had originally begun acquiring the Notes in the belief that they were a good investment and launched the tender offer in the belief that it represented an opportunity to increase the Offeror’s investment in the debt of Lions Gate with limited risk. In response to this offer, the board of directors of Lions Gate announced on March 26, 2009 that it was remaining neutral and would express no opinion on the offer. However, on April 20, 2009, the initial expiration date of the Offeror’s tender offer, Lions Gate announced that LGEI had entered into “Refinancing Exchange Agreements” with certain large holders of the 2025 Notes, pursuant to which those holders would exchange their old 2025 Notes for new 2025 Notes with more favorable terms, including an increased conversion rate and a larger “make whole” premium (without bestowing these benefits on the remaining, smaller holders of the old 2025 Notes), in exchange for such large holders’ agreement not to tender any of their 2024 Notes into the Offeror’s tender offer. On several occasions, the Icahns told Mr. Burns that this maneuver by Lions Gate not only disadvantaged small holders and was unnecessarily costly to Lions Gate, but was reprehensible in that its only purpose was to serve to entrench management and the current board. The Offeror’s tender offer for the Notes expired on May 1, 2009.

During the first week of May, 2009, the Offeror learned that Lions Gate had filed an application on April 24, 2009 with the British Columbia Securities Commission (the “BCSC”) to cease to be a reporting issuer in Canada. It is the Offeror’s belief that this application was filed in an attempt to make it easier for Lions Gate to implement and maintain a shareholder rights plan (commonly known as a “poison pill”). The Offeror submitted a letter to the BCSC on May 8, 2009 opposing Lions Gate’s effort and Lions Gate’s application was ultimately rejected by the BCSC.

In May and June of 2009, Mr. Burns and the Icahns spoke and met on several occasions regarding MGM Studios. Mr. Burns asked whether the Icahns might be interested in providing financing for a potential acquisition of MGM Studios by Lions Gate. The Icahns told Mr. Burns that they might be interested in providing such financing, but only if (i) Lions Gate were to be able to acquire MGM Studios at an attractive enough valuation and (ii) any such acquisition were to be financed without Lions Gate incurring an excessive amount of indebtedness. The parties discussed various related matters, including the distressed situation of MGM Studios, the fact that the Icahns owned debt of MGM Studios (which they had been acquiring in early November of 2008), the possibility of the Icahns providing Lions Gate with a financing commitment, and possible confidentiality agreements that Lions Gate might require, but no understandings were reached.

On February 11, 2010, the Icahns contacted Mr. Burns via telephone and told him they were considering the possibility of increasing the Offeror’s interest in Lions Gate to approximately 29.9% of the outstanding common shares in order to increase the Offeror’s voice regarding matters related to Lions Gate’s potentially ill-advised M&A activities. Under applicable law, such purchase would be required to be made by tender offer.

Mr. Burns attempted to dissuade the Icahns from commencing a tender offer, citing, among other things, potential problems with a “change in control” provision under Lions Gate’s senior revolving credit facility. Mr. Burns stated that Lions Gate’s senior revolving credit facility provides that a change of control, which includes a person or group acquiring ownership or control in excess of 20% of Lions Gate common shares, could trigger an event of default that would permit lenders to accelerate the maturity of borrowings under that credit facility. Mr. Burns stated further that such an event could also result in a cross-default and the acceleration of the payment obligation under the senior and convertible senior subordinated note obligations of LGEI, which are guaranteed by Lions Gate. The Icahns responded by explaining that it was their understanding that any such event of default could be avoided through a waiver by the lenders under the revolving senior credit facility or through Lions Gate’s prepayment and elimination of the senior revolving credit facility, but that in any event they would not condition any tender offer on the occurrence of such a default.

The Offeror believes that the change of control provision contained in the senior revolving credit facility may be viewed as a disguised poison pill which disenfranchises shareholders, and commentators have questioned the legitimacy of such provisions generally and the Lions Gate provision specifically. For example, in a 2009 BusinessWeek article, which derisively referred to this takeover defense tactic as “the banker made me do it” defense, Chris Young, the director of mergers and acquisitions research for the shareholder advisory firm RiskMetrics Group, was quoted as stating that such change of control provisions “are designed to deter a proxy fight.” The same article posed the following question: “Is the movie studio Lions Gate Entertainment using a loan covenant to fend off Icahn? When JPMorgan Chase extended Lions Gate’s revolving line of credit last year, the terms included a provision that triggers instant repayment if an investor buys more than 20% of the company’s stock.” The article concluded as follows: “Shareholder activist Nell Minow says companies shouldn’t use such loan covenants if they disenfranchise stockholders. She says: ‘These are shareholder rights that can’t be negotiated away by someone else.’”*

Mr. Burns stated that he wished to continue discussions with the Icahns. Therefore, a meeting was arranged between the Icahns and Mr. Burns for February 14, 2010, at which Mr. Burns again attempted to dissuade the Icahns from commencing a tender offer. Mr. Burns asked the Icahns if there was any way to convince them that a tender offer was not necessary and to enter into to a standstill agreement with Lions Gate. In response, the Icahns discussed with Mr. Burns the following list of corporate governance provisions that they would like to see adopted by Lions Gate in order to protect their investment.

(1) The parties discussed the possibility of Lions Gate acknowledging that it would not engage in any acquisition of assets valued above $200 million without an affirmative vote of a meaningful percentage of the outstanding Lions Gate Shares (the percentage suggested by the Icahns was 40%). As Carl Icahn explained in an interview on CNBC on February 18, 2010, the Offeror is not opposed to Lions Gate making a major acquisition. However, the Offeror believes that management should give Shareholders the right to approve of material acquisitions.

(2) To further ensure financial discipline, the Icahns suggested that a designee of the Offeror be put on the board of directors,** and that this designee sit on the board’s Strategic Committee (the committee on the board tasked with evaluating M&A opportunities—currently a committee on which Rachesky sits), and that the Offeror should receive all the other rights that were granted to Rachesky under the Rachesky Agreement.

(3) To add another layer of protection, the Icahns suggested that Lions Gate state in its bylaws that (i) if a rights offering were to be conducted by Lions Gate in order to raise equity to help fund an acquisition, all Shareholders would be invited to participate in any such offering on a pro rata basis and (ii) in the event that any such rights offering were to be backstopped, Lions Gate would not favor certain holders but rather would permit each holder of a substantial percentage of Lions Gate’s common shares (the percentage suggested by the Offeror was 10%) to compete to provide that backstop.

(4) Because Lions Gate’s overhead and the capital intensity of wide releases for internally developed and produced films (as opposed to lower risk film acquisitions) continues to concern the Offeror, the Icahns suggested that the Offeror’s designee also sit on two new board committees created specifically for the purpose of addressing these two concerns: the first committee would be authorized to seek to reduce corporate overhead by retaining a third-party consultant (reporting directly back to that committee, not to management) that would be tasked

*	“Fighting Takeovers by Playing the Debt Card,” BusinessWeek, April 9, 2009 (permission to use quotation neither sought nor obtained).
**

Mr. Burns stated that adding the Offeror’s designee to Lions Gate’s board of directors would require that he add two more Canadian citizens to maintain a Canadian supermajority on the board. The Icahns suggested removing an existing American director instead, an alternative to which Mr. Burns seemed opposed. When the conversation digressed to Canadian corporate governance in general, the Icahns expressed their preference for Canadian corporate governance rules, specifically the degree to which certain rules are far more shareholder friendly than in certain U.S. states, such as the ability for shareholders to call a special meeting of shareholders and a regime in which “poison pills” could not be kept in place indefinitely. Mr. Burns stated to the Icahns that Lions Gate had conducted extensive studies to find a way for the company to leave Canada. He suggested that, while there might be severe penalties associated with such a move, he was making progress with the relevant Canadian authorities on a compromise. Mr. Icahn stated his objection to the use of Shareholders’ money to exit Canada, an action that he did not support and that he believed did not benefit Lions Gate shareholders but would only serve to entrench the current board and current top management.

with performing a detailed, top-to-bottom analysis of the organizational structure of the company; and the second committee would be authorized to evaluate capital expenditures on developing and producing content, specifically a detailed breakdown and forecast of the cash flow statement line item “Investment in films and television programs” which amounted to $558 million in fiscal year 2009.

On February 15, 2010, at the request of Mr. Burns, Brett Icahn emailed to Mr. Burns the list of key points that the parties had discussed the day before (outlined above). However, the Icahns were concerned that these discussions were simply delaying tactics designed to give Lions Gate time to sabotage a potential tender offer, possibly by issuing stock to another large shareholder. Therefore, the Icahns told Mr. Burns that there could be no further delay in the commencement of a tender offer unless Mr. Burns agreed in writing that Lions Gate would not engage in any stock issuances prior to February 20, 2010 while these discussions were taking place. Mr. Burns stated that Lions Gate had no intention of issuing any stock while these discussions were taking place. Brett Icahn then emailed to Mr. Burns a draft letter which would have memorialized this acknowledgment. The Icahns told Mr. Burns that, while they believed him, it was very important that this letter be signed by Lions Gate immediately in that the Offeror had determined not to delay the tender offer any further unless the signed letter was received. During the late evening of February 15, 2010, James Cole, Jr. of Wachtell, Lipton, Rosen & Katz, an attorney representing Lions Gate, called Jesse Lynn, an in-house attorney representing the Offeror, and asked for clarification of certain language contained in this draft letter. After discussion, Mr. Cole informed Mr. Lynn that he was not sure whether Lions Gate would be responding to the Offeror that evening. Based on that conversation, Brett Icahn called Mr. Burns and told him that the Offeror would be announcing the commencement of a tender offer the next day unless the Icahns received a response.

On February 16, 2010, having received no response from Lions Gate, the Offeror issued a press release announcing its intention to commence this Offer.

The Offeror determined to commence this Offer in order to increase its shareholdings in Lions Gate in the hope of having a greater opportunity to participate in decisions regarding major acquisitions and other matters that will affect all Shareholders, including the ability to oppose any proposal to move Lions Gate from Canada. The Offeror’s press release stated that the Offer would be conditioned on, among other customary conditions, Lions Gate not entering into any material transaction outside of the ordinary course of business (including any acquisition of assets over U.S.$100 million, and any issuance of securities other than upon the exercise of currently outstanding options). The press release also stated that the Offer would not be subject to financing. Additionally, the press release stated that if an event of default or acceleration occurred under Lions Gate’s senior revolving credit facility as a result of the Offer, it would not be a condition allowing the Offeror to withdraw the Offer.

On February 17, 2010, Lions Gate filed a shelf registration statement with the SEC that would allow it to sell, from time to time, up to U.S.$750 million in Lions Gate Shares, certain debt securities, or a combination thereof.

On February 22, 2010, the Icahns spoke with Mr. Burns regarding the Offer. Mr. Burns stated that he had spoken with JP Morgan, the Administrative Agent under Lions Gate’s senior revolving credit facility, and JP Morgan would only consent to increase the “change in control” trigger in the credit facility from 20% to 25%. Mr. Burns stated that he believed that it would be appropriate for Rachesky to increase his ownership position to close to 25% of Lions Gate’s outstanding common shares and suggested that Mr. Icahn sell, at the conclusion of the Offer, 5% of the outstanding Lions Gate Shares to Rachesky, thus leaving the Offeror and Rachesky each with a position of less than 25% of the outstanding common shares. Mr. Icahn stated that he had no interest in entering into any such arrangement. Mr. Icahn also stated that he didn’t believe JP Morgan would allow the revolving credit facility to go into default as a result of the Offer and that if they were really willing to increase the “change in control” trigger to 25% he saw no reason why they wouldn’t go to 30%. In addition, Mr. Icahn pointed out that Lions Gate could always avoid such a default by prepaying and eliminating the senior revolving credit facility, which might be the best thing for the company in any event. Mr. Burns also stated to Mr. Icahn that Lions Gate might seek to achieve the same goal by engaging in a stock issuance after the conclusion of the Offer, which would have the effect of reducing the Offeror’s percentage ownership of Lions Gate’s outstanding common shares (as well as that of other Shareholders).

Mr. Burns again told the Icahns that Lions Gate was actively researching ways in which Lions Gate could exit Canada and relocate the company to another jurisdiction, acknowledging that he understood that Mr. Icahn preferred that Lions Gate remain in Canada.

The Icahns explained to Mr. Burns that the Offeror was in the process of preparing the documents necessary to commence the Offer, and expressed their view that a lot of time and money could be saved by conducting the tender offer process in a friendly, rather than a hostile and litigious manner. Carl Icahn stated that he was aware that Lions Gate had retained Morgan Stanley, as financial advisor, and Wachtell, Lipton, Rosen & Katz, as legal advisor, and was of the opinion that a fight was unnecessary and would result only in higher fees for these advisors. Mr. Icahn stated that Lions Gate could review a proposed draft to be included in the “Background” and “Purpose” sections of this Offer that would reflect the recent discussions of the parties, with the goal of having Lions Gate confirm that it accurately reflected in all material respects the discussions that had taken place among the parties, so as to avoid potential disputes over that language. Mr. Burns stated that he was not trying to create an expensive fight and that he would review the draft disclosure and get back to Mr. Icahn. Ultimately, Mr. Burns sent an email response to Brett Icahn, in which he stated: “We reviewed this document and we can’t agree to it because it omits material facts.” In the absence of such confirmation from Mr. Burns, the Offeror has included the above more detailed disclosure regarding such discussions.

4.	Purpose of the Offer and Plans for Lions Gate

As Carl Icahn explained on CNBC on February 18, 2010, the Offeror is not seeking to take control of Lions Gate but rather initiated this Offer in order to increase its shareholdings in Lions Gate in the hope of having a greater opportunity to participate in decisions regarding major acquisitions and other matters that will affect all Shareholders. The Offeror hopes that Lions Gate, in the interest of obtaining the best terms for the company and saving Shareholders’ money, would allow the Offeror to compete to participate in any financing or other transactions that are offered to Lions Gate’s other large Shareholders.

5.	Source of Funds

The maximum amount of cash required for the purchase of all Lions Gate Shares for which the Offer is made (exclusive of fees and expenses) is approximately U.S.$79 million, all of which will be provided by the Offeror from cash on hand, including margin borrowings under existing brokerage arrangements.

6.	Beneficial Ownership of and Trading in Lions Gate Shares

Except as provided below, none of the Offeror or any director, senior officer or general partner of the Offeror nor, to the knowledge of such directors, senior officers and general partners after reasonable enquiry, any associate (within the meaning ascribed thereto in Rule 12b-2 of the Exchange Act) or subsidiary of the Offeror, directors, senior officers or general partners of the Offeror, any Person holding more than 10% of any class of equity securities of the Offeror, or any Person acting jointly or in concert with the Offeror, beneficially owns or exercises control or direction over any Lions Gate securities.

Except as provided below, none of the Offeror or any general partner, director or senior officer of the Offeror nor, to the knowledge of such general partners, directors and senior officers after reasonable enquiry, any of the other Persons referred to above, has traded in any Lions Gate Shares during the 12 months preceding the date hereof.

The Offeror has no knowledge of whether any Shareholder will accept the Offer.

As of the date of this Circular, the Offeror may be deemed to beneficially own approximately 22,107,571 Lions Gate Shares (including approximately 130,382 Lions Gate Shares that may be deemed to be beneficially owned as a result of the ownership of U.S.$1,154,000 in aggregate principal amount of 2024 Notes and U.S.$429,000 in aggregate principal amount of 2025 Notes), representing approximately 18.87% of the outstanding Lions Gate Shares (based upon the sum of (i) 117,836,146 Lions Gate Shares stated to be outstanding as of February 1, 2010 by Lions Gate in its Form 10-Q filed with the SEC on February 9, 2010 for the quarter ended December 31, 2009 and (ii) approximately 130,382 Lions Gate Shares that may be deemed to be outstanding pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act).*** Subject to applicable law, the Offeror and its affiliates reserve the right, from time to time and at any time, (i) to acquire Lions Gate Shares, Notes and/or other equity, debt or other securities or instruments of Lions Gate or its subsidiaries (“Securities”) in the open market or otherwise, (ii) to dispose of any or all of such Securities in the open market or otherwise, and (iii) to engage in any hedging or similar transactions with respect to such Securities.

As of the date of this Circular: (i) Icahn Partners LP beneficially owns 6,536,231 Lions Gate Shares (including Lions Gate Shares that may be deemed to be beneficially owned as a result of ownership of Notes) representing approximately 5.58% of those outstanding; (ii) Icahn Partners Master Fund LP beneficially owns 7,359,605 Lions Gate Shares (including Lions Gate Shares that may be deemed to be beneficially owned as a result of ownership of Notes) representing approximately 6.28% of those outstanding; (iii) Icahn Partners Master Fund II LP beneficial owns 2,749,372 Lions Gate Shares (including Lions Gate Shares that may be deemed to be beneficially owned as a result of ownership of Notes) representing approximately 2.35% of those outstanding; (iv) Icahn Partners Master Fund III LP beneficially owns 1,040,848 Lions Gate Shares (including Lions Gate Shares that may be deemed to be beneficially owned as a result of ownership of Notes) representing approximately 0.89% of those outstanding; and (v) High River Limited Partnership beneficially owns 4,421,515 Lions Gate Shares (including Lions Gate Shares that may be deemed to be beneficially owned as a result of ownership of Notes) representing approximately 3.77% of those outstanding. As a result of the relationship of Carl C. Icahn, Beckton Corp., Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP and Icahn Offshore LP with each of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP with regard to the Lions Gate Shares beneficially owned by Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. As a result of the relationship of Carl C. Icahn, Beckton Corp., Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP and Icahn Onshore LP with Icahn Partners LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners LP with regard to the Lions Gate Shares beneficially owned by Icahn Partners LP. As a result of the relationship of Carl C. Icahn, Hopper Investments LLC and Barberry Corp. with High River Limited Partnership, each of them may be deemed to have shared voting power and shared dispositive power with

***

The indenture governing the 2024 Notes states that such Notes are convertible, at the option of the holder, into 86.9565 Lions Gate Shares per U.S.$1,000 principal amount of 2024 Notes, which is equivalent to a conversion price of approximately U.S.$11.50 per Lions Gate Share, only if certain events specified in the indenture governing such Notes occur. The indenture governing the 2025 Notes states that such Notes are convertible, at the option of the holder, into 70.0133 Lions Gate Shares per U.S.$1,000 principal amount of 2025 Notes, which is equivalent to a conversion price of approximately U.S.$14.28 per Lions Gate Share, at any time. Although (i) the conversion of the 2024 Notes is subject to the occurrence of events specified in the indenture governing such Notes and (ii) the conversion prices of both series of Notes as stated in the applicable indentures are in excess of the current market value of the Lions Gate Shares, under the Rules set forth in Regulation 13D under the Exchange Act the Offeror may be deemed to beneficially own approximately 130,382 Lions Gate Shares that may be acquired by the Offeror upon conversion of the Notes held by the Offeror.

High River Limited Partnership with regard to the Lions Gate Shares beneficially owned by High River Limited Partnership. Each of Carl C. Icahn, Beckton Corp., Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Offshore LP, Icahn Onshore LP, Hopper Investments LLC and Barberry Corp. disclaims beneficial ownership of such Lions Gate Shares for all other purposes. Set forth in the table below are transactions in the Lions Gate Shares by Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP or High River Limited Partnership during the 12 months prior to commencement of the Offer on the dates and for the prices indicated, all of which occurred through the facilities of the NYSE. Neither Icahn Fund S.à r.l. nor Daazi Holding B.V. transacted in the Lions Gate Shares during the 12 months prior to commencement of the Offer.

Date	Price per Share	Icahn Partners LP	Icahn Partners Master Fund LP	Icahn Partners Master Fund II LP	Icahn Partners Master Fund III LP	High River Limited Partnership
	(U.S.$)	(#)	(#)	(#)	(#)	(#)
2/11/10	5.1592	93,749	105,507	39,421	14,923	63,400
2/10/10	5.0450	29,575	33,282	12,436	4,707	20,000
2/10/10	5.0574	112,259	26,506	47,205	17,870	50,960
2/9/10	5.1454	171,616	N/A	41,449	5,606	54,668
2/5/10	4.9680	233,439	N/A	N/A	N/A	58,360
7/3/09	5.3504	N/A	N/A	11,257	2,823	3,520
6/29/09	5.4300	168,929	206,139	74,426	28,506	119,500
6/26/09	5.2600	3,036	3,704	1,338	513	2,148
6/25/09	5.2227	48,879	59,645	21,533	8,249	34,576
6/24/09	5.2525	45,237	55,200	19,930	7,633	32,000
6/23/09	5.3763	45,123	55,063	19,880	7,614	31,920
6/17/09	5.2600	282,727	345,001	124,563	47,709	200,000
6/17/09	5.2873	18,180	22,184	8,009	3,067	12,860
6/16/09	5.3612	74,357	90,736	32,760	12,547	52,600
6/15/09	5.3964	30,506	37,226	13,440	5,148	21,580
6/12/09	5.4943	5,230	6,382	2,305	883	3,700
6/11/09	5.4892	4,242	5,175	1,868	715	3,000
6/10/09	5.5026	10,798	13,179	4,760	1,823	7,640
6/9/09	5.5099	3,307	4,037	1,458	558	2,340
6/5/09	5.4694	139,614	170,363	61,509	23,558	98,761
6/4/09	5.4619	141,363	172,501	62,281	23,855	100,000
6/3/09	5.3682	145,770	85,995	20,476	2,479	63,680
3/2/09	5.0005	2,783	32,462	1,707	3,269	10,055

7.	Commitments to Acquire Securities of Lions Gate

Other than pursuant to the Offer, there are no commitments to acquire any equity securities of Lions Gate by the Offeror or its directors and senior officers or, to the knowledge of such directors and senior officers after reasonable enquiry, by any:

(a)	of the Persons set forth on Schedule I to this Circular;

(b)	of their respective associates;

(c)	Person acting jointly or in concert with the Offeror; or

(d)	Person who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror.

8.	Arrangements, Agreements or Understandings

There are no formal or informal arrangements, agreements, contracts, relationships or understandings made or proposed to be made between the Offeror or any of its executive officers, directors, controlling persons or subsidiaries and Lions Gate or any of the directors, senior officers, controlling persons or subsidiaries of Lions Gate, and no payment or other benefit is proposed to be made or given by the Offeror to any of the directors or senior officers of Lions Gate by way of compensation for loss of office or for remaining in or retiring from office as a result of the Offer. There are no contracts, arrangements or understandings, formal or informal, between the Offeror and any Shareholder of Lions Gate with respect to the Offer or between the Offeror and any Person with respect to any securities of Lions Gate in relation to the Offer.

9.	Material Changes and Other Information

The Offeror is not aware of any information which indicates that a material change has occurred in the affairs of Lions Gate since the date of the last published financial statements of Lions Gate other than as has been Publicly Disclosed by Lions Gate or as disclosed in this Circular. The Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

10.	Price Range and Trading Volume of Lions Gate Shares

The Lions Gate Shares are listed and posted for trading on the NYSE. The following table sets forth, for the periods indicated, the high and low sales prices of the Lions Gate Shares and the volume of trading on the NYSE, the principal market in which the Lions Gate Shares are traded, according to published sources.

	NYSE
	High	Low	Volume
2010	(U.S.$)	(U.S.$)
February (to Feb. 26)	6.00	4.81	21,662,637
January	6.00	5.13	9,505,670

2009
4th Quarter	6.16	4.86	48,732,560
3rd Quarter	7.29	5.29	56,918,872
2nd Quarter	6.29	4.41	48,830,608
1st Quarter	6.50	3.65	67,636,016

2008
4th Quarter	9.19	5.15	51,364,432
3rd Quarter	10.97	8.54	36,163,788
2nd Quarter	10.76	9.50	31,028,984
1st Quarter	9.89	8.43	33,477,068

	NYSE
	High	Low	Volume
2010	(U.S.$)	(U.S.$)
February (to Feb. 26)	6.00	4.81	21,662,637
January	6.00	5.13	9,505,670

2009
December	6.08	4.99	21,118,080
November	5.84	4.86	15,799,862
October	6.16	5.17	11,814,620
September	6.80	6.06	15,974,823
August	7.29	5.75	24,031,948
July	6.25	5.29	16,912,104
June	6.29	5.15	18,631,774
May	6.20	4.50	12,702,432
April	5.43	4.41	17,496,404
March	5.59	4.65	17,389,780
February	5.73	3.65	34,417,184
January	6.50	5.14	15,829,048

2008
December	7.04	5.25	13,210,306
November	7.03	5.15	12,212,884
October	9.19	5.59	25,941,244
September	10.15	8.54	14,343,887
August	10.97	9.74	13,124,120
July	10.49	9.26	8,695,781
June	10.76	9.58	14,889,528
May	10.65	9.53	7,465,435
April	10.46	9.50	8,674,021
March	9.89	8.43	8,599,091
February	9.79	8.90	15,386.054
January	9.66	8.90	9,491,924

The Offeror announced its intention to commence the Offer on February 16, 2010. On February 15, 2010, the closing price on the NYSE of the Lions Gate Shares was U.S.$5.23. The price offered herein represents a premium of 14.7% over the closing price of the Lions Gate Shares on the NYSE on February 15, 2010.

Shareholders are urged to obtain a current market quotation for the Lions Gate Shares.

11.	Dividends and Dividend Policy

According to Lions Gate’s public disclosure, Lions Gate has paid no dividends on the Lions Gate Shares since incorporation and does not anticipate doing so in the foreseeable future.

12.	Effect of the Offer on the Market for Lions Gate Shares

The Purchase of Lions Gate Shares under the Offer will reduce the number of Lions Gate Shares that might otherwise trade publicly, as well as the number of Shareholders. This could adversely affect the liquidity and market value of the remaining Lions Gate Shares held by the public.

Lions Gate has stated that the Revolving Credit Agreement and Revolving Film Credit Agreement provide that a change of control, which includes a Person or group acquiring ownership or control in excess of 20% of the Lions Gate Shares, could trigger an event of default that would permit lenders to accelerate the maturity of borrowings under the Revolving Credit Agreement and Revolving Film Credit Agreement. Such an event under the Revolving Credit Agreement or the Revolving Film Credit Agreement could also result in a cross-default and the acceleration of the payment obligation under the (i) Second Lien Notes, (ii) 2024 Notes, (iii) 2025 Notes and (iv) 2025 Notes of April 2009, each of which was issued by LGEI and is guaranteed by Lions Gate. The total aggregate principal amount outstanding as of December 31, 2009 under the Revolving Credit Agreement, Revolving Film Credit Agreement,

Second Lien Notes, 2024 Notes, 2025 Notes and 2025 Notes of April 2009 was approximately U.S.$540 million. If such events of default or acceleration occur, they will not be a condition allowing us to withdraw the offer. However, it is our understanding that any such event of default could be avoided through a waiver by the lenders under the Revolving Credit Agreement and Revolving Film Credit Agreement or through Lions Gate’s prepayment and elimination of the Revolving Credit Agreement and Revolving Film Credit Agreement.

13.	Prior Distributions

Information contained in this Section 13 is based upon documents and reports publicly filed by Lions Gate. Although the Offeror has no information that any statements contained in this Section 13 are untrue, the Offeror cannot take responsibility for the accuracy or completeness of any information contained in this Section 13 or for any failure by Lions Gate to disclose events which may have occurred and may effect the significance or accuracy of any such information but which are not known to the Offeror.

The Offeror believes, based on publicly available information, in the past five years prior to the date hereof, the Company has issued Lions Gate Shares from time to time upon exercise of options and vesting of restricted share units issued pursuant to the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan and pursuant to the Lions Gate Employees’ and Directors’ Equity Incentive Plan.

In addition, the Offeror believes, based on publicly available information, that Lions Gate has issued Lions Gate Shares in connection with the following acquisitions:

(a)

On September 10, 2007, the Company purchased all of the membership interests in Mandate Pictures, LLC. The aggregate cost of the acquisition was approximately U.S.$128.8 million including liabilities assumed of U.S.$70.2 million with amounts paid or to be paid to the selling shareholders of approximately U.S.$58.6 million, comprised of U.S.$46.8 million in cash and 1,282,999 of Lions Gate Shares, 169,879 of which were issued during the quarter ended March 31, 2008, another 169,879 of which were issued during the quarter ended September 30, 2008 and the balance of 943,241 of which were issued in March 2009;

(b)	On June 29, 2007, the Company acquired a 42% equity interest in Nexpoint, Inc. for an aggregate purchase price of U.S.$21.4 million, which was satisfied by issuing 1,890,189 Lions Gate Shares;

(c)

On July 3, 2006, the Company acquired all of the capital stock of Debmar-Mercury, LLC. Consideration for the Debmar-Mercury acquisition was U.S.$27.0 million, comprised of a combination of U.S$24.5 million in cash paid on July 3, 2006 and U.S.$2.5 million in Lions Gate Shares issued in January 2008, and assumed liabilities of U.S.$10.5 million;

(d)

On March 31, 2006, the Company completed a private exchange with certain shareholders of Image Entertainment, Inc. whereby Lions Gate issued 218,746 Lions Gate Shares with a value as of March 31, 2006 of approximately U.S.$2,220,272, or U.S.$10.15 per share, in consideration of the purchase of 4,033,996 shares of Image Entertainment, Inc.;

(e)

On October 17, 2005, the Company acquired all outstanding shares of Lionsgate UK (formerly, Redbus Group Limited). Consideration for the acquisition was U.S.$35.5 million, comprised of a combination of U.S.$28.0 million in cash, U.S.$6.4 million in Lions Gate Shares and direct transaction costs of U.S.$1.1 million; and

(f)

On August 17, 2005, the Company acquired certain of the film assets and accounts receivable of Modern Entertainment, Ltd. Under the terms of the purchase agreement, total consideration issued was U.S.$7.5 million, comprised of U.S.$3.5 million in cash and 399,042 Lions Gate Shares valued at U.S.$4.0 million.

14.	Regulatory Matters

Competition Act

The Competition Act requires a pre-merger notification to the Commissioner for certain transactions that exceed certain financial thresholds and, in case of share acquisitions, that exceed an additional voting interest threshold. Specifically, pre-merger notification is generally required for share acquisitions where the parties and their affiliates, in the aggregate, have assets in Canada, or annual gross revenues from sales in, from or into Canada, in excess of $400 million, and the value of the assets in Canada of the operating business being acquired, or the annual gross revenues from sales in or from Canada generated from such assets, exceeds $70 million. In the case of an acquisition of voting shares of a corporation that has publicly-traded voting shares, the transaction must also result in the acquiror, or acquirors, together with its or their affiliates, owning voting shares which carry more than 20% of the outstanding votes attached to all outstanding voting shares of the corporation (or more than 50% if the acquiror(s) already hold(s) 20% or more).

Subject to certain exceptions, the parties to a notifiable transaction under Part IX of the Competition Act cannot complete their transaction until they have submitted a pre-merger notification filing and any other prescribed information to the Commissioner and the applicable waiting period has expired or been terminated by the Commissioner.

Alternatively, or in addition to filing a pre-merger notification, an advance ruling certificate (“ARC”) may be requested. An ARC may be issued by the Commissioner where she is satisfied that she does not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act to challenge the proposed transaction. If the Commissioner issues an ARC in respect of a proposed transaction, that transaction is exempt from the pre-merger notification requirement. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. Accordingly, ARCs are generally issued in respect of transactions that raise minimal substantive competition law issues. Where an ARC is requested but the Commissioner declines to issue an ARC, the Commissioner may instead issue a “no action” letter indicating that she is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the proposed transaction, while preserving during the one year period following completion of the proposed transaction her authority to so initiate proceedings should circumstances change. Where a “no-action” letter is issued in circumstances where a pre-merger notification filing has not also been made, the Commissioner will typically waive the obligation to comply with the statutory waiting period in conjunction with issuing the “no action” letter.

The purchase of Lions Gate Shares pursuant to the Offer requires pre-merger notification under the Competition Act. The Offeror has requested an ARC in respect of the Offer.

The Offeror does not currently intend to take up or pay for Lions Gate Shares deposited pursuant to the Offer unless the Commissioner has issued an ARC in respect of the Offer or all applicable waiting periods under the Competition Act have expired or been waived without challenge and the Commissioner shall have issued a “no action” letter in respect of the Offer. See Section 4 of the Offer to Purchase, “Conditions of the Offer”.

15.	Valuation Exemption

The Offeror, together with its affiliates, currently owns approximately 22,107,571 Lions Gate Shares, representing approximately 18.87% of the outstanding Lions Gate Shares. Accordingly, the Offer is an “insider bid” within the meaning of certain Canadian provincial securities legislation and Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”), as the Offeror has, or is deemed to have, beneficial ownership of, or control over, directly or indirectly, more than 10% of the securities of Lions Gate carrying more than 10% of the voting rights attached to all of Lions Gate’s outstanding voting securities.

The applicable securities legislation and MI 61-101 require that a formal valuation of the securities that are the subject of the bid be prepared by an independent valuator and filed with the applicable regulatory authorities, subject to certain exemptions. In accordance with section 2.4(1)(a) of MI 61-101, the Offeror is exempt from the requirement to obtain a formal valuation on the basis that neither the Offeror nor any of its joint actors has, or has had within the preceding 12 months, any board or management representation in respect of Lions Gate, or has knowledge of any material information concerning Lions Gate or its securities that has not been generally disclosed.

To the knowledge of the Offeror and its directors and senior officers, after reasonably inquiry, no prior valuation has been made in respect of Lions Gate in the last 24 months before the date of the Offer.

16.	Material Canadian Federal Income Tax Considerations

In the opinion of Osler, Hoskin & Harcourt LLP, counsel to the Offeror, the following summary describes the material Canadian federal income tax considerations generally applicable to a beneficial owner of Lions Gate Shares who sells Lions Gate Shares pursuant to this Offer and who, at all relevant times, for purposes of the application of the Tax Act:

(a)	deals at arm’s length with the Company and the Offeror;

(b)	is not affiliated with the Company or the Offeror; and

(c)	holds the Lions Gate Shares as capital property

(a “Holder”). Generally, the Lions Gate Shares will be capital property to a Holder provided the Holder does not hold those shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary does not address all issues relevant to Shareholders who acquired their Lions Gate Shares on the exercise of an employee stock option. Such Shareholders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel’s understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own tax advisors having regard to their own particular circumstances.

For purposes of the Tax Act, all amounts not otherwise in Canadian dollars relating to the acquisition, holding or disposition of the Lions Gate Shares must be converted into Canadian dollars based on exchange rates as determined in accordance with the Tax Act. The amount of capital gains or capital losses realized by a Holder may be affected by fluctuations in the Canadian/U.S. dollar exchange rate.

Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Tax Act, is, or is deemed to be, resident in Canada (a “Resident Shareholder”). Certain Resident Shareholders may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Tax Act, the effect of which may be to deem to be capital property any Lions Gate Shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Resident Shareholder in the taxation year in which the election is made and in all subsequent taxation years. Resident Shareholders whose Lions Gate Shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.

This portion of the summary is not applicable to (i) a Shareholder that is a “specified financial institution”, (ii) a Shareholder an interest in which is a “tax shelter investment”, (iii) a Shareholder that is, for purposes of certain rules applicable to securities held by financial institutions (referred to as the “mark-to-market” rules), a “financial institution”, or (iv) a Shareholder to whom the “functional currency” reporting rules apply, each as defined in the Tax Act. Such Shareholders should consult their own tax advisors.

Generally, a Resident Shareholder who disposes of Lions Gate Shares pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the Lions Gate Shares immediately before the disposition.

Generally, a Resident Shareholder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”). Subject to and in accordance with the provisions of the Tax Act, a Resident Shareholder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Shareholder in the year and allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.

The amount of any capital loss realized by a Resident Shareholder that is a corporation on the disposition of a Lions Gate Share may be reduced by the amount of any dividends received (or deemed to be received) by it on such Lions Gate Share to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a Lions Gate Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Shareholders should consult their own advisors.

A Resident Shareholder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable for a refundable tax on investment income, including taxable capital gains realized and dividends received or deemed to be received in respect of the Lions Gate Shares (but not dividends or deemed dividends that are deductible in computing taxable income).

Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the Lions Gate Shares in a business carried on in Canada (a “Non-Resident Shareholder”). Special rules, which are not discussed in this summary, may apply to certain Shareholders that are insurers carrying on an insurance business in Canada and elsewhere.

A Non-Resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Lions Gate Shares unless the Lions Gate Shares are “taxable Canadian property” to the Non-Resident Shareholder for purposes of the Tax Act and the Non-Resident Shareholder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident.

Generally, the Lions Gate Shares will not constitute taxable Canadian property to a Non-Resident Shareholder at a particular time provided that (a) the Lions Gate Shares are listed on a designated stock exchange (which includes the NYSE) at that time, and (b) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm’s length, or the Non-Resident Shareholder together with all such persons, have not owned 25% or more of the issued shares of any class or series of the capital stock of the Company at any time during the 60-month period that ends at that time. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Lions Gate Shares could be deemed to be taxable Canadian property.

Non-Resident Shareholders whose Lions Gate Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

17.	Material U.S. Federal Income Tax Considerations

In the opinion of Osler, Hoskin & Harcourt LLP, counsel for the Offeror, the following summary describes the material U.S. federal income tax considerations applicable to U.S. Holders (as defined below) with respect to the disposition of Lions Gate Shares pursuant to the Offer. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), temporary and final Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect). This discussion does not address aspects of U.S. federal taxation other than income taxation, nor does it address all aspects of U.S. federal income taxation, including aspects of U.S. federal income taxation that may be applicable to particular Shareholders, such as Shareholders who are dealers in securities, insurance companies, tax exempt organizations, financial institutions, regulated investment companies, entities treated as partnerships for U.S. federal income tax purposes, Shareholders who hold their Lions Gate Shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, non-U.S. persons, Shareholders who have a functional currency other than the U.S. dollar, Shareholders who elect to receive their cash consideration under the Offer in Canadian dollars, or Shareholders who acquired their Lions Gate Shares in a compensation transaction. This summary is limited to persons that hold their Lions Gate Shares as a “capital asset” within the meaning of Section 1221 of the Code. This discussion also does not address the U.S. federal income tax consequences to Shareholders who own directly, indirectly and/or by attribution 10% or more of the Lions Gate Shares. In addition, this discussion does not address any U.S. state, U.S. local or non-U.S. tax consequences.

According to public filings in 2000 and 2003 through 2006, Lions Gate believed that it was not, and would not become, a PFIC for U.S. federal income tax purposes, and, relying solely on these filings, this summary assumes that Lions Gate was not a PFIC for its taxable year ending in 2001 or any subsequent year. This summary further assumes that all U.S. Holders disposing of Lions Gate Shares pursuant to the

Offer have a holding period in such shares, or any rights to acquire such shares, that commenced in 2001 or a subsequent year. U.S. Holders should discuss with their tax advisors the potentially significant and adverse tax consequences that could apply if Lions Gate was a PFIC for any year.

It is recommended that U.S. Holders of Lions Gate Shares consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any applicable state, local and foreign tax consequences of the Offer.

As used herein, the term “U.S. Holder” means a beneficial owner of Lions Gate Shares that, for U.S. federal income tax purposes, is:

(a)	an individual who is a citizen or resident of the United States;

(b)	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof;

(c)	an estate the income of which is subject to federal income taxation regardless of source; or

(d)

a trust if (i) the administration of the trust is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Lions Gate Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership should consult their tax advisors as to the particular tax considerations applicable to them.

Sale of Lions Gate Shares Pursuant to the Offer

A U.S. Holder who disposes of Lions Gate Shares pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount received and the holder’s adjusted tax basis in the Lions Gate Shares. Certain non-corporate U.S. Holders (including individuals) are generally eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gain (i.e., capital gain on shares that are held for more than one year). The deductibility of capital losses is limited under the Code. Any gain or loss recognized by a U.S. Holder generally should be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the Internal Revenue Service relating to payments made to particular U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, or otherwise fail to comply with applicable backup withholding tax rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

18.	Depositary, U.S. Forwarding Agent and Information Agent

Computershare Investor Services Inc. is acting as Depositary and Computershare Trust Company, N.A. is acting as U.S. Forwarding Agent under the Offer. In such capacity, the Depositary and the U.S. Forwarding Agent will receive deposits of certificates representing Lions Gate Shares and accompanying Letters of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its office in Toronto, Ontario, Canada specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Lions Gate Shares purchased by the Offeror under the Offer. The Depositary and the U.S. Forwarding Agent will receive reasonable and customary compensation from the Offeror for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Depositary and U.S. Forwarding Agent for certain liabilities, including liabilities under securities laws, and expenses of the Offer.

The Offeror has engaged D.F. King & Co., Inc. as Information Agent to provide a resource for information for Shareholders. The Information Agent will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

The Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting deposits of Lions Gate Shares pursuant to the Offer. No fee or commission will be payable by Shareholders who deposit their Lions Gate Shares directly to the Depositary or the U.S. Forwarding Agent.

Shareholders should contact the Depositary, the U.S. Forwarding Agent, the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing Lions Gate Shares with the Depositary or the U.S. Forwarding Agent.

19.	Legal Matters

Legal matters on behalf of the Offeror will be passed upon by, and the opinions contained under “Material Canadian Federal Income Tax Considerations” and “Material U.S. Federal Income Tax Considerations” have been provided by, Osler, Hoskin & Harcourt LLP, Canadian and U.S. counsel to the Offeror.

20.	Expenses of the Offer

The Offeror estimates that if it acquires 13,164,420 Lions Gate Shares, the amount required to be paid by the Offeror for related fees and expenses, including legal, financial advising, accounting, filing and printing costs, and the cost of preparing and mailing the Offer, will be approximately U.S.$1 million.

21.	Offerees’ Statutory Rights

Securities legislation in certain of the provinces of Canada provides securityholders of the Company with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province for the particulars of those rights or consult with a lawyer.

22.	Approvals

The contents of the Offer to Purchase and this Circular have been approved and the sending thereof to the Shareholders has been authorized by (a) IPH GP LLC, which is the general partner of Icahn Capital LP, which is (i) the general partner of Icahn Onshore LP, which is the general partner of Icahn Partners LP and (ii) the general partner of Icahn Offshore LP, which is the general partner of each of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP, (b) the board of directors of Barberry Corp. (the sole member of Hopper Investments LLC, which is the general partner of High River Limited Partnership), (c) the managers of Icahn Fund S.à r.l. and (d) the management board of Daazi Holding B.V.

CONSENT

TO:	Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Icahn Fund S.à r.l. and Daazi Holding B.V.

We hereby consent to the reference to our opinion contained under “Material Canadian Federal Income Tax Considerations” and “Material U.S. Federal Income Tax Considerations” in the Circular accompanying the Offer dated March 1, 2010 made by Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Icahn Fund S.à r.l. and Daazi Holding B.V. to the holders of Lions Gate Shares.

(Signed) OSLER, HOSKIN & HARCOURT LLP

Toronto, Ontario and New York, New York
March 1, 2010

F-1

APPROVAL AND CERTIFICATE

DATED: March 1, 2010

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof by and on behalf of Icahn Partners LP to Shareholders has been authorized, by IPH GP LLC (the general partner of Icahn Capital LP, which is the general partner of Icahn Onshore LP, which is the general partner of Icahn Partners LP).

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Carl C. Icahn	(Signed) Irene March
Chief Executive Officer	Chief Financial Officer
Icahn Partners LP	Icahn Partners LP

Icahn Partners LP, by its general partner
Icahn Onshore LP, by its general partner
Icahn Capital LP, by its general partner IPH GP LLC

(Signed) Carl C. Icahn
Chief Executive Officer

APPROVAL AND CERTIFICATE

DATED: March 1, 2010

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof by and on behalf of Icahn Partners Master Fund LP to Shareholders has been authorized, by IPH GP LLC (the general partner of Icahn Capital LP, which is the general partner of Icahn Offshore LP, which is the general partner of Icahn Partners Master Fund LP).

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Carl C. Icahn	(Signed) Irene March
Chief Executive Officer	Chief Financial Officer
Icahn Partners Master Fund LP	Icahn Partners Master Fund LP

Icahn Partners Master Fund LP, by its general partner
Icahn Offshore LP, by its general partner
Icahn Capital LP, by its general partner IPH GP LLC

(Signed) Carl C. Icahn
Chief Executive Officer

APPROVAL AND CERTIFICATE

DATED: March 1, 2010

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof by and on behalf of Icahn Partners Master Fund II LP to Shareholders has been authorized, by IPH GP LLC (the general partner of Icahn Capital LP, which is the general partner of Icahn Offshore LP, which is the general partner of Icahn Partners Master Fund II LP).

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Carl C. Icahn	(Signed) Irene March
Chief Executive Officer	Chief Financial Officer
Icahn Partners Master Fund II LP	Icahn Partners Master Fund II LP

Icahn Partners Master Fund II LP, by its general partner
Icahn Offshore LP, by its general partner
Icahn Capital LP, by its general partner IPH GP LLC

(Signed) Carl C. Icahn
Chief Executive Officer

APPROVAL AND CERTIFICATE

DATED: March 1, 2010

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof by and on behalf of Icahn Partners Master Fund III LP to Shareholders has been authorized, by IPH GP LLC (the general partner of Icahn Capital LP, which is the general partner of Icahn Offshore LP, which is the general partner of Icahn Partners Master Fund III LP).

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Carl C. Icahn	(Signed) Irene March
Chief Executive Officer	Chief Financial Officer
Icahn Partners Master Fund III LP	Icahn Partners Master Fund III LP

Icahn Partners Master Fund III LP, by its general partner
Icahn Offshore LP, by its general partner
Icahn Capital LP, by its general partner IPH GP LLC

(Signed) Carl C. Icahn
Chief Executive Officer

APPROVAL AND CERTIFICATE

DATED: March 1, 2010

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof by and on behalf of High River Limited Partnership to Shareholders has been authorized, by the sole director of Barberry Corp. (the sole member of Hopper Investments LLC, which is the general partner of High River Limited Partnership).

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Carl C. Icahn	(Signed) Keith Cozza
Director and President	Secretary and Treasurer
Barberry Corp.	Barberry Corp.

(Signed) Vincent J. Intrieri
Vice President
Barberry Corp.

APPROVAL AND CERTIFICATE

DATED: March 1, 2010

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof by and on behalf of Icahn Fund S.à r.l. to Shareholders has been authorized, by the managers of Icahn Fund S.à r.l.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Keith Cozza	(Signed) Irene March
Chief Executive Officer	Chief Financial Officer
Icahn Fund S.à r.l.	Icahn Fund S.à r.l.

(Signed) Keith Meister	(Signed) Vincent Intrieri
Manager	Manager
Icahn Fund S.à r.l.	Icahn Fund S.à r.l.

APPROVAL AND CERTIFICATE

DATED: March 1, 2010

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof by and on behalf of Daazi Holding B.V. to Shareholders has been authorized, by the management board of Daazi Holding B.V.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Keith Cozza	(Signed) Irene March
Chief Executive Officer	Chief Financial Officer
Daazi Holding B.V.	Daazi Holding B.V.

(Signed) Keith Meister	(Signed) Vincent Intrieri
Managing Director	Managing Director
Daazi Holding B.V.	Daazi Holding B.V.

CERTIFICATE

DATED: March 1, 2010

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Carl C. Icahn

SCHEDULE I

EXECUTIVE OFFICERS AND DIRECTORS

OF

ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II LP, ICAHN PARTNERS MASTER FUND III LP, HIGH RIVER LIMITED PARTNERSHIP, ICAHN ONSHORE LP, ICAHN OFFSHORE LP, ICAHN CAPITAL LP, IPH GP LLC, ICAHN ENTERPRISES HOLDINGS L.P., ICAHN ENTERPRISES G.P. INC., BECKTON CORP., HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN FUND S.À R.L. AND DAAZI HOLDING B.V.

The names and positions of the executive officers and directors of Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp., Hopper Investments LLC, Barberry Corp., Icahn Fund S.à r.l. and Daazi Holding B.V. are set forth below.

Icahn Partners LP

Icahn Partners Master Fund LP

Icahn Partners Master Fund II LP

Icahn Partners Master Fund III LP

Icahn Onshore LP

Icahn Offshore LP

Icahn Capital LP

IPH GP LLC

Carl C. Icahn – Chief Executive Officer

Irene March – Chief Financial Officer

Keith A. Meister – Managing Director

Vincent J. Intrieri – Managing Director

High River Limited Partnership

None

Icahn Enterprises Holdings L.P.

None

Icahn Enterprises G.P. Inc.

Carl C. Icahn – Director

William A. Leidesdorf – Director

Jack G. Wasserman – Director

James L. Nelson – Director

Keith A. Meister – Director and Principal Executive Officer

Vincent J. Intrieri – Director

Dominick Ragone – Chief Financial Officer

Felicia P. Buebel – Assistant Secretary

Beckton Corp.

Carl C. Icahn – Director & President

Keith Cozza – Secretary & Treasurer

Hopper Investments LLC

None

Barberry Corp.

Carl C. Icahn – Director & President

Keith Cozza – Secretary & Treasurer

Vincent J. Intrieri – Vice President

Icahn Fund S.à r.l.

Keith Meister – Manager

Vincent Intrieri – Manager

Claude Crauser – Manager

Sinan Sar – Manager

Keith Cozza – Chief Executive Officer

Irene March – Chief Financial Officer

Daazi Holding B.V.

Keith Meister – Managing Director

Vincent Intrieri – Managing Director

Igmar Cornelius Arie den Heijer – Managing Director

Robert R. Stroeve – Managing Director

Keith Cozza – Chief Executive Officer

Irene March – Chief Financial Officer

The following sets forth with respect to each executive officer and director listed above such Person’s (a) name, (b) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name, principal business and address of any corporation or other organization in which such occupation, position, office or employment was carried on. Each such executive officer and director is a citizen of the United States and his or her principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300.

Carl C. Icahn. Mr. Carl C. Icahn has served as chairman of the board and a director of Starfire Holding Corporation (“Starfire”), a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P. (“IEP”), and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. Prior to August 2007, Mr. Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp., since September 2004. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises G.P. Inc., the general partner of IEP. IEP is a diversified holding company engaged in a variety of businesses, including investment management, automotive, metals, real estate, home fashion, railcar and food/packaging. Mr. Icahn has served as chairman of the board and as a director of American Railcar Industries, Inc. (“ARI”), a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, since 1994. Mr. Icahn has served as non-executive chairman of the board of directors of Federal-Mogul Corporation, a leading global supplier of parts, components, modules and systems to customers in the automotive, small engine, heavy-duty, marine, railroad, aerospace and industrial markets, since January 2008 and as a director since December 2007. From September 2000 to February 2007, Mr. Icahn served as the chairman of the board of GB Holdings, Inc., which owned an interest in Atlantic Coast Holdings, Inc., the owner and operator of The Sands casino in Atlantic City until November 2006. From September 2006 to November 2008, Mr. Icahn was a director of ImClone Systems Incorporated (“ImClone”), a biopharmaceutical company, and from October 2006 to November 2008, he was the chairman of the board of ImClone. Mr. Icahn has been chairman of the board and a director of XO Holdings, Inc., a telecommunications services provider, since February 2006 and of its predecessor from January 2003 to February 2006. Mr. Icahn has served as a Director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies since July 1993. Mr. Icahn was a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment, from May 2005 to January 2010. In October 2005, Mr. Icahn became a director of WestPoint International, Inc., a manufacturer of bed and bath home fashion products. Mr. Icahn was a director of WCI Communities, Inc. (“WCI”), a homebuilding company, from August 2007 to September 2009 and served as chairman of the board of WCI from September 2007 to September 2009. Mr. Icahn was a director of Motricity, Inc., a company that provides mobile content services and solutions, from April 2008 to January 2010. Mr. Icahn was a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide, from August 2008 to October 2009. Mr. Icahn received his B.A. from Princeton University.

Keith A. Meister. Since March 2006, Keith Meister has served as principal executive officer and vice chairman of the board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment management, automotive, metals, real estate, home fashion, railcar and food/packaging. Since November 2004, Mr. Meister has been a managing director of Icahn Capital LP, the entity through which Carl C. Icahn manages third party private investment funds. Since June 2002, Mr. Meister has served as senior investment analyst of High River Limited Partnership, an entity primarily engaged in the business of holding and investing in securities. Mr. Meister also serves on the boards of directors of the following companies: Federal-Mogul Corporation, a leading global supplier of parts, components, modules and systems to customers in the automotive, small engine, heavy-duty, marine, railroad, aerospace and industrial markets; XO Holdings, Inc., a telecommunications company; and Motorola, Inc., a mobile communications company. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Meister received an A.B. in government, cum laude, from Harvard College in 1995.

Vincent J. Intrieri. Since July 2006, Mr. Intrieri has been a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment management, automotive, metals, real estate, home fashion, railcar and food/packaging. Since November 2004, Mr. Intrieri has been a senior managing director of Icahn Capital LP, the entity through which Carl C. Icahn manages third party private investment funds. Since January 1, 2005, Mr. Intrieri has been senior managing director of Icahn Associates Corp. and High River Limited Partnership, entities primarily engaged in the business of holding and investing in securities. Since April 2005, Mr. Intrieri has been the president and chief executive officer of Philip Services Corporation, a metal recycling and industrial services company. Since August 2005, Mr. Intrieri has served as a director of ARI, a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars. From March 2005 to December 2005, Mr. Intrieri was a senior vice president, the treasurer and the secretary of ARI. Since April 2003, Mr. Intrieri has been chairman of the board of directors and a director of Viskase Companies, Inc., a producer of cellulosic and plastic casings used in preparing and packaging processed meat products. Mr. Intrieri also serves on the boards of directors of the following companies: Federal-Mogul Corporation, a leading global supplier of parts, components, modules and systems to customers in the automotive, small engine, heavy-duty, marine, railroad, aerospace and industrial markets; National Energy Group, Inc. (“NEGI”), a company engaged in the business of managing the exploration, production and operations of natural gas and oil properties; XO Holdings, Inc., a telecommunications company; and WestPoint International, Inc., a manufacturer of bed and bath home fashion products. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Intrieri is a certified public accountant. Mr. Intrieri received a B.S. in Accounting from The Pennsylvania State University.

William A. Leidesdorf. William A. Leidesdorf has served as a director of Icahn Enterprises G.P. Inc. since March 1991. Since December 2003, Mr. Leidesdorf has served as a director of American Entertainment Properties Corp. (“AEP”). From May 2005 until November 15, 2007, Mr. Leidesdorf served as a director of Atlantic Coast Entertainment Holdings, Inc. Mr. Leidesdorf was a director of Renco Steel Group, Inc. and was a director of its subsidiary, WCI Steel, Inc., a steel producer which filed for Chapter 11 bankruptcy protection in September 2003. Since October 2008, Mr. Leidesdorf is the owner and managing director of Renaissance Hamptons Mayfair, LLC, a company primarily engaged in acquiring multifamily residential properties, many of which were subject to various federal and state regulatory requirements. Previously, from June 1997 through October 2008, Mr. Leidesdorf was an owner and a managing director of Renaissance Housing, LLC. From April 1995 through December 1997, Mr. Leidesdorf acted as an independent real estate investment banker.

James L. Nelson. James L. Nelson has served as a director of Icahn Enterprises G.P. Inc. since June 2001. Since December 2003, Mr. Nelson has served as a director of AEP. From May 2005 until November 15, 2007, Mr. Nelson served as a director of Atlantic Coast Entertainment Holdings, Inc. From 1986 until 2009, Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company. From March 1998 through 2003, Mr. Nelson was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, Mr. Nelson was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector. From August 1995 until March 2001, he was on the Board of Orbitex Financial Services Group. Mr. Nelson currently serves as a director and Chairman of the audit committee of Viskase Companies, Inc. From January 2008 through June 2008, Mr. Nelson served as a director of Shuffle Master, Inc. From March 2008 until February 2010, Mr. Nelson was a director and served on the audit committee of Pacific Energy Resources Ltd., an energy producer. Since April 2008, Mr. Nelson has served as a director and currently serves as Chairman of the audit committee of the board of directors of Cequel Communications, an owner and operator of a large cable television system.

Jack G. Wasserman. Jack G. Wasserman has served as a director of Icahn Enterprises G.P. Inc. since December 1993. Since December 2003, Mr. Wasserman has served as a director of AEP. From May 2005 until November 15, 2007, Mr. Wasserman has served as a director of Atlantic Coast Entertainment Holdings, Inc. Mr. Wasserman is an attorney and a member of the Bars of New York, Florida and the District of Columbia. From 1966 until 2001, he was a senior partner of Wasserman, Schneider, Babb & Reed, a New York-based law firm, and its predecessors. Since September 2001, Mr. Wasserman has been engaged in the practice of law as a sole practitioner. Since December 1998, Mr. Wasserman has been a director of NEGI. Mr. Wasserman is also a director of Cadus Corporation, a biotechnology company controlled by Mr. Icahn. Since March 2004, Mr. Wasserman has been a director of Wendy’s/Arby’s Group, Inc., formerly Triarc Companies, Inc., an owner and franchisor of the Wendy’s and Arby’s restaurant systems. Mr. Wasserman serves as Chairman of the ERISA committee and as a member of the audit and compensation committees of Wendy’s/Arby’s Group, Inc. He is a current and past director of numerous not-for-profit organizations.

Dominick Ragone. Dominick Ragone has served as Chief Financial Officer of Icahn Enterprises G.P. Inc. since July 28, 2008. Prior to his appointment as Chief Financial Officer, from May 2007 to June 2008, Mr. Ragone was the Assistant Controller for Bear Stearns. Mr. Ragone also held positions as a Managing Director for Morgan Stanley from 2004 to 2007 and as a Partner for PricewaterhouseCoopers LLP from 1988 to 2004. During his tenure at PricewaterhouseCoopers LLP, Mr. Ragone served as a Professional Accounting Fellow with the SEC’s Office of the Chief Accountant from 1999 to 2001.

Felicia P. Buebel. Felicia P. Buebel has been an assistant general counsel with Icahn Enterprises G.P. Inc. since 2002 and assistant secretary since August 11, 2006. She attended the University of Connecticut and Benjamin N. Cardozo School of Law.

Irene March. Ms. March has over twenty years of accounting and finance experience in the asset management industry. Ms. March has been with Icahn Associates Corp. since December 2003 and is responsible for financial reporting, accounting, administration and investment operations for hedge funds affiliated with Mr. Icahn. Prior to joining Icahn Associates Corp., Ms. March held senior finance and accounting positions with Summit Asset Management Co. and Rho Asset Management Co., both private investment companies with concentrations in venture capital and private equity. Ms. March also had previous experience as controller for the investment firm, Henry Kaufman & Co. Ms. March is a C.P.A. and received her B.A. in 1974 from Dickinson College and an M.B.A. in 1980 from Rutgers University.

Keith Cozza. Mr. Cozza joined Icahn Associates Corp. in October 2004. Mr. Cozza oversees the organization’s accounting and finance operations. His responsibilities include maintaining real-time investment transaction processing, reconciliation and reporting, cash management and financial statement preparation. Prior to joining Icahn Associates Corp., Mr. Cozza worked at Grant Thornton LLP, a public accounting firm where his responsibilities included auditing various Icahn controlled entities. Mr. Cozza received his B.S. in Accounting from the University of Dayton in 2000.

Claude Crauser. Mr. Crauser has served as a manager of Icahn Fund S.à r.l. since February 2010. From October 2005 through June 2006, he served as a consultant with Accenture SA. From June 2006 to December 2006 he served as a member of the Group Controlling Desk at Arcelor SA. From January 2007 through November 2008, Mr. Crauser was a Deputy Team Leader at Fortis Intertrust (Luxembourg) S.A. Since December 2008, he has been a Manager at United International Management S.A. Mr. Crauser received his Certificate in Economic Sciences and Administration, First Year, from the University of Luxembourg in 2001, his Master in Economic Sciences and Management from the Faculté d’Economie Appliquée d’Aix-en-Provence in 2004 and his Master of Science in Management from the Cass Business School, London in 2005.

Sinan Sar. Mr. Sar has served as a manager of Icahn Fund S.à r.l. since February 2010. From April 2005 until November 2008 he was an Account Manager and Deputy Team Leader at Fortis Intertrust Luxembourg S.A. Since December 2008, he has been a Manager at United International Management S.A. Mr. Sar received his Ba/BSc in Economics and Investments from the London Guildhall University (Metropolitan) in 2003 and his MSc in International Markets, Investment, Banking from I.S.M.A. Centre University of Reading in 2004.

Igmar Cornelius Arie den Heijer. Mr. den Heijer has served as a managing director of Daazi Holding B.V. since February 2010. Between 2000 and June 2008, he was a Senior Financial Account Manager at Fortis Intertrust. Since January 2008, Mr. den Heijer has been Managing Partner – Executive Director of United International Management B.V., a fully independent financial services group. Mr. den Heijer received his B.A. in Business Administration at the HEAO in The Hague and an advanced degree in financial management in 2003.

Robert R. Stroeve. Mr. Stroeve has served as a managing director of Daazi Holding B.V. since February 2010. From 2001 to January 2008, Mr. Stroeve served in various roles at Fortis Bank, including Chief Business Development Officer of Fortis Intertrust Group Holding. Since January 2008, he has served as Chief Executive Officer of The United Group, a fully independent financial services group. Mr. Stroeve received his degree in Dutch Civil Law and International Law from Vrije Universiteit, Amsterdam, in 1986 and completed post-doctorate training in International Affairs at Clingendael, The Hague, in 1987.

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